Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

by and among

PINEAPPLE ENERGY INC.,

the Sellers listed herein,

and

SCOTT MASKIN, as Seller Representative

FOR THE ACQUISITION OF

SUNATION SOLAR SYSTEMS, INC.

SUNATION SERVICE, INC.,

SUNATION COMMERCIAL, INC.,

SUNATION ELECTRIC, INC.,

SUNATION ENERGY, LLC, and

SUNATION ROOFING, LLC

Dated November 9, 2022

Table of Contents

Page

Article 1 Terms of the Transactions		2

1.1	Sale and Purchase of the Shares; Merger	2
1.2	Consideration.	2
1.3	Payments at Closing	3
1.4	Certain Definitions	3
1.5	Earnout Payments	4
1.6	Tax Withholding	7

Article 2 Closing		7

2.1	Closing; Closing Date	7
2.2	Closing Deliveries of Sellers	8
2.3	Closing Deliveries of Buyer and Merger Sub	9

Article 3 Individual Representations and Warranties of Each Seller		9

3.1	Equity Interests	9
3.2	Authorization; Organization; Execution and Delivery	10
3.3	Notices, Consents and Approvals	10
3.4	Claims and Proceedings	11
3.5	Finders or Investment Bankers	11

Article 4 Representations and Warranties of Sellers as to the Acquired Companies		11

4.1	Organization; Authority	11
4.2	Capitalization; Subsidiaries; No Leakage	11
4.3	Non-Contravention	13
4.4	Financial Statements	13
4.5	No Undisclosed Liabilities	13
4.6	Certain Assets	14
4.7	Compliance with Laws; Licenses and Permits	14
4.8	Litigation	15
4.9	Absence of Certain Changes or Events	15
4.10	Environmental Matters	17
4.11	Material Contracts	18
4.12	Business Relationships	20
4.13	Employees; Employee Benefits	20
4.14	Intellectual Property; Data Privacy	24
4.15	Labor Disputes	27
4.16	Taxes	27
4.17	Finders or Investment Bankers	30
4.18	Insurance	30
4.19	Real Estate	30
4.20	Solvency	31
4.21	Banks	32
4.22	Accounts Receivable	32
4.23	Transactions with Affiliates	32
4.24	Warranties	33

i

4.25	Product Design; Product Liability; Recalls	33
4.26	No Other Representations and Warranties	34
4.27	Reliance; No Other Representations and Warranties	34

Article 5 Representations and Warranties of Buyer and Merger Sub		34

5.1	Corporate Organization	34
5.2	Authority; Non-Contravention	34
5.3	Capitalization	35
5.4	Compliance with Laws.	36
5.5	SEC Reports; Financial Statements.	37
5.6	Pending Actions	37
5.7	Investment Intent	37
5.8	Finders or Investment Bankers	38
5.9	Independent Investigation	38
5.10	Adequacy of Funds	38
5.11	No Other Representations and Warranties	38
5.12	Reliance; No Other Representations and Warranties	38

Article 6 Covenants		39

6.1	General, After Closing	39
6.2	Confidentiality	39
6.3	Tax Matters	40
6.4	Covenant Not to Compete and Related Covenants	42
6.5	Name Change	43
6.6	Post-Closing Access	44
6.7	Prepayment of Long-Term Note; Escrow	44
6.8	Federal Payment	44
6.9	Conduct of Business Post-Closing	44
6.10	Information	44
6.11	Guarantees	44
6.12	Pledge and Security Agreement	45

Article 7 Indemnification		45

7.1	Survival of Representations, Warranties and Covenants	45
7.2	Indemnity	46
7.3	Additional Indemnity Provisions	47
7.4	Indemnification Procedures	48
7.5	Effect of Purchase Price Adjustment	49
7.6	Indemnification Adjusts Purchase Price for Tax Purposes	49
7.7	Claims Unaffected by Investigation	50
7.8	Exclusive Remedy	50

Article 8 Miscellaneous		50

8.1	Amendment and Modification	50
8.2	Waiver of Compliance; Consents	50
8.3	Press Releases and Public Announcements	50
8.4	Notices	50
8.5	Assignment; Third-Party Beneficiaries	51
8.6	Legal Representation	51
8.7	Rules of Interpretation; Certain Definitions	51

8.8	Governing Law	53
8.9	Counterparts	53
8.10	Entire Agreement	53
8.11	Schedules; Certificates	53
8.12	Severability; Blue-Pencil	54
8.13	Equitable Remedies	54
8.14	Expenses	54
8.15	Dispute Resolution; Jurisdiction, Venue and Waiver of Jury Trial	54
8.16	Attorneys’ Fees	55
8.17	Seller Representative	55

Exhibits

Exhibit 1.2(b)(i)	Form of Short-Term Note
Exhibit 1.2(b)(ii)	Form of Long-Term Note
Exhibit 2.2(a)	Form of Interest Assignment
Exhibit 2.2(b)	Form of Waiver and Release
Exhibit 2.2(f)	Third-Party Consents
Exhibit 2.2(i)	Form of Pledge and Security Agreement
Exhibit 2.2(j)	Form of Plan of Merger

Schedules

Schedule I	Sellers and Pro Rata Share
Schedule II	Key Employees
Schedule 1.2(d)	Purchase Price Allocation Among Acquired Companies
Schedule 4.1(a)	Jurisdiction Qualifications
Schedule 4.2	Capitalization
Schedule 4.3	Noncontravention
Schedule 4.4(a)	Annual Financial Statements
Schedule 4.4(b)	Interim Financial Statements
Schedule 4.5	Undisclosed Liabilities
Schedule 4.7(c)	Permits
Schedule 4.10(a)	Environmental Permits
Schedule 4.11	Material Contracts
Schedule 4.12(a)	Customers
Schedule 4.12(b)	Vendors and Suppliers
Schedule 4.13(a)	Company Plans
Schedule 4.13(p)	Employee and Affiliate Loans
Schedule 4.13(x)	Employees
Schedule 4.14(d)	Intellectual Property
Schedule 4.14(f)	Royalties; License Fees
Schedule 4.14(g)	Rights; Licenses; Options
Schedule 4.14(h)	Software
Schedule 4.17	Finders or Investment Bankers
Schedule 4.18	Insurance
Schedule 4.19(a)	Leased Real Property
Schedule 4.19(b)	Real Property Leases
Schedule 4.21	Banks
Schedule 4.22	Uncollectable Accounts Receivable
Schedule 4.23	Transactions with Affiliates
Schedule 4.24	Warranties
Schedule 4.25	Product Design; Product Liability; Recalls
Schedule 6.9	Name Changes
Schedule 7.2(a)(vi)	Specific Indemnity Matters

Glossary of Defined Terms

Defined Term	Section

2022 EBITDA	1.5(j)
2022 Estimated Amount	6.3(i)
2022 Final Amount	6.3(i)
2022 Financial Statements	4.4
2022 Tax True Up	6.3(i)
2023 EBITDA	1.5(b)(i)
2024 EBITDA	1.5(a)(ii)
Accountant	1.5(c)
Acquired Companies	Preamble
Actions	7.2(a)
Affiliate	8.7(c)
Agreement	Preamble
Applicable Law	3.3
Audited Financial Statements	4.4
Brennan	Preamble
Business	1.5(j)
Business Day	8.7(d)
Buyer	Preamble
Buyer Change of Control	1.5(j)
Buyer Deliveries	2.3
Buyer Indemnified Parties	7.2(a)
Buyer SEC Reports	5.5(a)
Cap	7.3(b)
Cash Consideration	1.2(a)
Claim Notice	7.4(a)
Closing	2.1
COBRA	4.13(f)
Code	4.13(a)(vii)
Commercial	Preamble
Company	Preamble
Company Cash	1.4(a)
Company Guarantee	6.11(b)
Company Plans	4.13(a)
Confidential Information	6.2(c)
Consents, Filings and Notices	3.3
Damages	7.2(a)
Debt	1.4(b)
Deductible	7.3(a)
EBITDA	1.5(j)
Effective Time	2.1
Electric	Preamble
Employment Agreements	Recitals
Enforcement Exceptions	3.2
Environmental Claim	4.10(a)
Environmental Laws	4.10(a)
Environmental Permits	4.10(a)

v

Defined Term	Section

ERISA	4.13(a)(iv)
ERISA Affiliate	4.13(h)
Financial Statements	4.4
Financing	6.10
First Earnout Payment	1.5(a)(i)
First Measurement Period	1.5(j)
Former Real Property	4.10(b)
Fraud Claims	7.1(a)
Fundamental Reps	7.1(a)
GAAP	1.5(j)
Governmental Entity	3.3
Guarantees	6.11
Hazardous Substances	4.10(b)
Indemnitee	7.4
Indemnitor	7.4
Intellectual Property	4.14(a)
Inter-Company Notes	6.9
Interim Balance Sheet	4.4
Interim Balance Sheet Date	4.4
Interim Financial Statements	4.4
IRS	4.13(b)
IT Assets	4.14(g)
Karp	Preamble
Key Employees	Recitals
Knowledge	8.7(e)
Leakage	4.2(c)
Leakage Amount	7.2(a)(vi)
Leased Real Property	4.19(a)
Legal Proceeding	4.8
Liabilities	4.5
Liens	3.1
Lockbox Time	4.2(c)
Maskin	Preamble
Material Adverse Effect	8.7(f)
Material Contracts	4.11(a)
Measurement Period	1.5(j)
Notice Period	7.4(b)
Orders	3.3
Ordinary Course of Business	8.7(g)
Parties	Preamble
Payoff Letter	2.2(h)
PCI DSS	4.14(k)
Permits	4.7(c)
Permitted Liens	4.6(a)
Person	8.7(b)
Personal Information	4.14(k)
Plan of Merger	Recitals
Pre-Closing Tax Periods	6.3(g)
Privacy and Security Laws and Standards	4.14(k)

Defined Term	Section

Purchase Price	1.2(e)
Purchase Price Allocation	6.4(f)
Purchased Equity	Recitals
Put Option	6.9
Real Property Leases	4.19(a)
Restricted Period	6.6(a)
Schedules	10.11
Second Earnout Payment	1.5(a)(ii)
Second Measurement Period	1.5(j)
Seller Deliveries	2.1
Seller Representative	Preamble
Seller(s)	Preamble
Seller Guarantee	6.11(a)
Service	Preamble
Software	4.14(g)
Solar	Recitals
Solar	Recitals
Sousa	Preamble
Straddle Period	6.3(a)
Tax Contests	6.3(g)
Tax Cost	6.4(i)
Tax Returns	4.16(a)
Taxes	4.16(a)
Transaction Documents	3.2
Transaction Expenses	1.4(c)
Transactions	1.2

TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”) is dated as of November 9, 2022, by and among Pineapple Energy Inc., a Minnesota corporation (“Buyer”), Solar Merger Sub, a New York limited liability company (“Merger Sub”), Scott Maskin, a resident of the State of New York (“Maskin”), James Brennan, a resident of the State of New York (“Brennan”), Scott Sousa, a resident of the State of New York (“Sousa”), Brian Karp, a resident of the State of New York (“Karp” and, together with Maskin, Brennan and Sousa, the “Sellers”) and Maskin, in his capacity as representative of each Seller (“Seller Representative”). Buyer, Sellers, and Seller Representative are each sometimes also referred to herein as a “Party” and together as the “Parties.”

Recitals

A.       Maskin and Brennan are the beneficial and record owners of all of the issued and outstanding shares of capital stock of SUNation Solar Systems, Inc., a New York corporation (“Solar” and such shares of capital stock, the “Solar Shares”), and Solar is the beneficial and record owner of all of the issued and outstanding shares of capital stock of SUNation Commercial, Inc., a New York corporation (“Commercial”).

B.       Maskin, Brennan, Sousa and Karp are the beneficial and record owners of all of the issued and outstanding shares of capital stock of SUNation Service, Inc., a New York corporation (“Service”).

C.       Maskin and Brennan are the beneficial and record owners of all of the issued and outstanding shares of capital stock of SUNation Electric, Inc., a New York corporation (“Electric”), and Electric is the beneficial and record owner of all of the issued and outstanding membership interests of each of SUNation Energy, LLC, a New York limited liability company (“Energy”), and SUNation Roofing, LLC, a New York limited liability company (“Roofing”). Electric, Solar, Commercial, Energy, Roofing, and Service are hereinafter collectively referred to as the “Acquired Companies”.

D.       Buyer has formed Merger Sub and the Parties shall cause each of Service and Electric to be merged with and into Merger Sub, with Merger Sub surviving each such merger (collectively, the “Merger”), pursuant to a Plan of Merger, by and among Merger Sub, Electric and Service, dated as of the date hereof (the “Plan of Merger”).

E.        The Parties intend that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code (as defined below) and will file all Tax Returns (as defined below) consistent with this treatment.

F.       Maskin and Brennan desire to sell to Buyer, and Buyer desires to acquire from Maskin and Brennan, the Solar Shares (the “Purchased Equity”) upon the terms and subject to the conditions set forth in this Agreement (such purchase and sale, along with the Merger and other transactions contemplated by this Agreement, the “Transactions”).

G.       Each Seller desires to irrevocably appoint the Seller Representative as his, her or its representative and proxy to act on behalf of such Seller in connection with this Agreement and to facilitate the consummation and carrying out of the Transactions.

H.       In contemplation of Parties’ entry into this Agreement and the Transactions, each of the individuals identified on Schedule II as key employees (the “Key Employees”) will enter into an employment agreement with an Acquired Company or Affiliate of Buyer (the “Employment Agreements”) in form and substance acceptable to Buyer.

Agreement

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party hereby agrees as follows:

Article 1
Terms of the Transactions

1.1       Sale and Purchase of the Shares; Merger.

(a)          Upon and subject to the terms herein, at Closing, Maskin and Brennan will sell, transfer and assign to Buyer, and Buyer will purchase from Maskin and Brennan, all of the Purchased Equity, free and clear of any Liens and Taxes.

(b)          Upon and subject to the terms herein, at Closing, Buyer and Sellers will cause each of Service and Electric to be merged with and into Merger Sub in the Merger.

1.2       Consideration.

(a)          Closing Cash Consideration. The cash to be paid at the Closing to Maskin and Brennan for all of the Purchased Equity is equal to $2,390,000 (the “Cash Consideration”). The Cash Consideration will not be subject to indemnification claims or clawback (except in the case of Fraud Claims).

(b)          Promissory Notes. At the Closing, Buyer will issue to Maskin and Brennan, the following promissory notes:

(i)           Short-Term. A secured promissory note, substantially in the form of Exhibit 1.2(b)(i) (collectively, the “Short-Term Notes”), representing Maskin’s and Brennan’s Pro Rata Share of an aggregate amount equal to $5,000,000.

(ii)          Long-Term. An unsecured promissory note, substantially in the form of Exhibit 1.2(b)(ii), representing Maskin’s and Brennan’s Pro Rata Share of an aggregate amount of $5,486,000 (collectively, the “Long-Term Notes”).

(c)          Closing Stock Consideration. At the Closing, Buyer shall issue to Sellers, pursuant to the Plan of Merger, an aggregate of 1,480,000 shares of Buyer’s common stock, par value $0.05 per share (“Buyer Common Stock”) in accordance with the allocations set forth in Schedule I (the “Stock Consideration”).

(d)          Earn-Out Consideration. In addition, Buyer will pay to Maskin and Brennan, in respect of the Purchased Equity, his Pro Rata Share of any earnout consideration earned pursuant to Section 1.5 if any, at the time and in the manner set forth in Section 1.5.

(e)           The Cash Consideration, together with the Short-Term Notes, Long-Term Notes, Stock Consideration and the Earnout Payments, as such amount is adjusted pursuant to the terms of this Agreement, the Short-Term Notes, and the Long-Term Notes, including any indemnification payments made pursuant to Article 7, is referred to herein as the “Purchase Price”. For the avoidance of doubt, all payments and promissory notes to Maskin and Brennan shall be made or issued to Maskin and Brennan according to Maskin’s and Brennan’s Pro Rata Share of the Purchased Equity. The Purchase Price shall be allocated among the Acquired Companies in accordance with Schedule 1.2(d).

1.3       Payments at Closing. Upon and subject to the terms herein, at the Closing, the following payments will be made:

(a)           The Acquired Companies will pay the third-party Debt that is described in the Payoff Letters delivered pursuant to Section 2.2;

(b)          the Acquired Companies will pay the Transaction Expenses in cash or immediately funds, as set forth in invoices provided at or prior to Closing; and

(c)          Buyer will pay to Maskin and Brennan the Cash Consideration by wire transfer of immediately available funds to the accounts for Maskin and Brennan designated by Seller Representative in writing at least two Business Days before the Closing. Each of Maskin and Brennan will receive his portion of the Cash Consideration in proportion to his ownership of the Purchased Equity and allocation of the Cash Consideration as set forth on Schedule I hereto (the “Pro Rata Share”).

1.4       Certain Definitions:

(a)          “Company Cash” means cash on deposit of the Acquired Companies to the extent it is free and releasable.

(b)          “Debt” means, with respect to the Acquired Companies, any (i) outstanding indebtedness of or any obligation of the Acquired Companies (whether as obligor or as guarantor) for borrowed money, whether current, short-term, or long-term, secured or unsecured, including notes payable, overdrafts, bank lines of credit and amounts owed on credit cards; (ii) deferred consideration for purchases of property by the Acquired Companies which is not evidenced by trade payables, including any capital or finance leases and long-term financing of equipment; (iii) other financings of the Acquired Companies (whether as obligor or as guarantor); (iv) payment obligations of the Acquired Companies (whether as obligor or as guarantor) in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables); (v) Liability of the Acquired Companies (whether as obligor or as guarantor) with respect to derivative financial instruments, interest rate swaps, collars, caps and similar hedging obligations; (vi) bonuses payable by the Acquired Companies in connection with the Transactions and accrued bonuses for any employees, including any payroll tax and Company Plan (including any 401(k) plan) obligations relating thereto; (vii) accrued pension liabilities or retiree healthcare obligations, any unfunded or underfunded liabilities relating to employee post-retirement obligations, any amounts owed under any Company Plan (including any 401(k) plan) but not including any unused vacation entitlements; (viii) accrued and unpaid interest or any contractual prepayment premiums, penalties or similar contractual charges resulting from the Transactions or the discharge of such obligations with respect to any of the foregoing; (ix) any items relating to deferred or accrued compensation or benefits obligations of the Acquired Companies, including any Company Plan (including any 401(k) plan) obligations and the employer’s portion of any Tax obligations relating thereto, any deferred compensation owed to any Seller, or any other amounts owed to any Seller; (x) any prepayment or deposit by the customers of the Acquired Companies for goods and services that have not been delivered by the Acquired Companies as of the Closing

Date or any refunds or rebates owed to customers; (xi) Liability of the Acquired Companies owed to any Seller or to any Affiliate of any Seller or which the Acquired Companies are obligated to pay on behalf of any such Person; and (xii) any obligations of the Acquired Companies with respect to the payments made to former shareholder Michael Bailis.

(c)           “Transaction Expenses” means expenses of the Acquired Companies or Sellers in connection with the Transactions (including attorneys’, bankers’, accountants’ and other professionals’ fees), including drafting and negotiation of this Agreement and related documents, in each case that are payable by the Acquired Companies on or after Closing.

1.5       Earnout Payments.

(a)           Subject to the terms and conditions of this Section 1.5, Buyer may become obligated to pay certain Earnout Payments (as defined below) to Sellers with respect to EBITDA of the Acquired Companies during the First Measurement Period and the Second Measurement Period if the conditions set forth in this Section 1.5 are met. All Earnout Payments shall be treated by the Buyer and Sellers as additional consideration for the Purchased Equity.

(i)           If EBITDA of the Acquired Companies during the First Measurement Period (“2023 EBITDA”) is greater than 2022 EBITDA, then Sellers will be eligible to receive a payment (the “First Earnout Payment”) from Buyer in an amount equal to (in the aggregate): (A) (1) (x) 2023 EBITDA, minus (y) 2022 EBITDA, divided by (2) 2022 EBITDA, multiplied by (B) ten, multiplied by (C) $2,500,000; provided that in no event will the First Earnout Payment exceed $2,500,000.

(ii)          If EBITDA of the Acquired Companies during the Second Measurement Period (“2024 EBITDA”) is greater than 2023 EBITDA, then Sellers will be eligible to receive a payment (the “Second Earnout Payment”; and each of the First Earnout Payment and Second Earnout Payment, an “Earnout Payment” and together, the “Earnout Payments”) equal to (in the aggregate): (A)(1)(x) 2024 EBITDA, minus (y) 2023 EBITDA, divided by (2) 2023 EBITDA, multiplied by (B) ten, multiplied by (C) $2,500,000; provided that in no event will the Second Earnout Payment exceed $2,500,000. Sample calculations of the First and Second Earnout Payments are set forth on Exhibit 1.5(a).

(b)          Within 90 days following the completion of each Measurement Period, Buyer will prepare and deliver to Seller Representative a written statement (the “Earnout Statement”) stating, in reasonable detail, Buyer’s good faith determination of EBITDA and the resulting Earnout Payment for the applicable Measurement Period.

(c)          Seller Representative will have 30 days after receipt of the Earnout Statement to review the Earnout Statement and the calculations set forth therein. During such review period, Seller and its representatives shall have the right to inspect the Acquired Companies’ books and records during normal business hours at the Acquired Companies’ offices, upon reasonable prior notice and solely for purposes reasonably related to the determination of EBITDA and the resulting Earnout Payments. The Earnout Statement shall become final 30 days after delivery by Buyer to Seller Representative, unless Seller Representative gives written notice, in reasonable detail (including the disputed amounts, proposed correcting adjustments and the reasons for such adjustments), of its disagreement (a “Notice of Disagreement”) to Buyer before the end of such 30-day period.

(d)          Resolving Matters in Notice of Disagreement.

(i)           During the 30-day period after a valid Notice of Disagreement is given, Seller Representative and Buyer will attempt in good faith to resolve in writing any differences that they have regarding any item in such Notice of Disagreement; provided that such negotiations will not be discoverable or communicated to the Accountant. If, at the end of such 30-day period, Seller Representative and Buyer have not reached agreement on all such items, either Seller Representative or Buyer may engage and submit the items that remain in dispute to the Accountant for review and resolution as an expert, and not as an arbitrator. Buyer and Seller Representative will jointly engage the Accountant and will enter into an engagement letter with the Accountant promptly after retention, which will include customary indemnification, confidentiality and other provisions proposed by the Accountant. Seller Representative and Buyer will cause the Accountant to limit its review and determination to those items set forth on the Notice of Disagreement that remain in dispute and that relate to accounting matters, and to deliver a written report containing its calculations of each such disputed item. The final determination of the Accountant will be made in strict accordance with the terms of this Agreement. The Accountant will determine the items in dispute solely based on written submissions made by Seller Representative and Buyer (and their respective representatives) consistent with the terms hereof (and not by independent review) which submissions, respectively, will be submitted to the Accountant and the other Party within 30 days after the Accountant is engaged. None of Seller Representative, Buyer or their respective representatives will have any ex parte communications or meetings with the Accountant concerning the subject matter hereof without the prior written consent of the other Party. The Accountant will not assign a value to any disputed item that is greater than the greater value for such disputed item claimed by either Seller Representative or Buyer in its written submission or less than the lesser value for such item claimed by either Party in its written submission. All disputed matters resolved pursuant to a final written report of the Accountant will be final, conclusive and binding on the Parties hereto absent manifest error.

(ii)          Allocation of Fees and Expenses. Each of Buyer, on the one hand, and Seller Representative (on behalf of Sellers), on the other hand, will pay its own costs and expenses incurred in connection with any dispute resolution pursuant to this Section 1.5. The fees and expenses of the Accountant incurred pursuant to this Section 1.5 shall be borne by Seller Representative and Buyer in proportion to the final allocation made by such Accountant of the disputed items weighted in relation to the claims made by Seller Representative and Buyer, such that the prevailing party pays the lesser proportion of such fees and expenses. For example, if Seller Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Accountant ultimately resolves the dispute by awarding to Sellers $300 of the $1,000 contested amount, then the fees and expenses of the Accountant will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to Seller Representative. If a retainer is required by the Accountant, the retainer shall be split equally between Seller Representative and Buyer; provided, however, that the retainer shall be considered part of the fees and expenses of the Accountant and if either Seller Representative or Buyer has paid a portion of such retainer, such party shall be entitled to be reimbursed by the other party to the extent required by this Section 1.5(d)(ii).

(iii)         Notwithstanding anything to the contrary in this Agreement, the dispute resolution procedures set forth in this Section 1.5 shall be the sole and exclusive remedy of Buyer with respect to the calculation of EBITDA in a Measurement Period.

(e)          Within five Business Days after the Earnout Statement delivered following the end of the applicable Measurement Period become final and binding on the Parties, Buyer will pay to Sellers an aggregate amount equal to the applicable Earn-Out Payment, payable to each Seller according to such Seller’s Pro Rata Share.

(f)           Buyer acknowledges that the possibility of Sellers receiving the Earnout Payment comprises a material inducement for the Sellers to enter into this Agreement. Accordingly, from the Closing Date through the end of the Second Measurement Period, Buyer shall (and shall cause the Acquired Companies to): (i) maintain books and records with respect to the business activities related to the Acquired Companies separate from any other business activities and operations of Buyer as shall be necessary to substantiate EBITDA calculations; and (ii) not take or fail to take any action in bad faith and intended to result in a reduction of either Earnout Payment.

(g)          Each Seller acknowledges that the payment of the Earnout Payments is speculative and subject to, among other things, the future performance of the Acquired Companies, which cannot be predicted with accuracy. Accordingly, and except as explicitly set forth in this Section 1.5, Buyer makes no representations, warranties, covenants or guaranties as to, and has no fiduciary duty to any Seller with respect to, the future performance of the Acquired Companies or the likelihood of any Earnout Payment.

(h)          Buyer shall refrain from any arbitrary or unreasonable conduct that is undertaken with the intent of avoiding the achievement of any Earnout Payment or reducing the amount of any Earnout Payment.

(i)           In the event of the consummation of a Buyer Change of Control pursuant to which this Agreement is assigned, by operation of law or otherwise, to an acquirer or successor-in-interest to the Business, such entity shall assume the obligations of the Buyer under this Section 1.5.

(j)           Certain Definitions.

(i)           “Business” means the business of installing and servicing solar power systems, battery storage, and related equipment for residential, commercial, and municipal properties primarily in Long Island, New York.

(ii)          “Buyer Change of Control” shall mean (a) any consolidation or merger of Buyer with or into any other Person, or any other corporate reorganization, (b) any transaction or series of related transactions to which Buyer is a party in which in excess of 50% of Buyer’s voting power is transferred (directly or indirectly), other than in connection with the exercise or conversion or any convertible securities, including any convertible preferred securities, warranties or other securities exercisable for voting shares of Buyer’s capital stock, (c) any transaction or series of related transactions to which Buyer is a party in which in excess of 50% of Buyer’s assets is sold, transferred, exclusively licensed or otherwise disposed of, or (d) during the Measurement Periods, individuals who at the beginning of the First Measurement Period constituted the board of directors of Buyer (the “Board of Directors”) cease for any reason to constitute at least a majority of the Board of Directors.

(iii)         “EBITDA” means, with respect to any measurement period, and consistent with the past practices of the Acquired Companies and taking into account only expenses of the Acquired Companies as those incurred by them in the Ordinary Course of Business prior to Closing, the aggregate consolidated net income before interest, income taxes, depreciation and amortization of Acquired Companies, in all cases attributable directly to sales generated by Acquired Companies and the Business determined in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”) applied and calculated in a manner consistent with Schedule A. For the avoidance of doubt, EBITDA will not include any income related to the employee retention credits.

(iv)        “First Measurement Period” means the twelve-month period beginning on January 1, 2023 and ending on December 31, 2023.

(v)         “Measurement Period” means either the First Measurement Period or the Second Measurement Period, as applicable.

(vi)        “Second Measurement Period” means the twelve-month period beginning on January 1, 2024 and ending on December 31, 2024.

(vii)       “2022 EBITDA” means EBITDA of the Acquired Companies for the fiscal year 2022, as determined and agreed to by the parties using the same processes as used to determine EBITDA for the First and Second Measurement Periods as described in Section 1.5(b)—(e), with Buyer to deliver a written statement of its good faith determination of 2022 EBITDA within 90 days following December 31, 2022.

1.6       Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer will be entitled to deduct and withhold from any amounts otherwise payable under this Agreement to Sellers or any other Person such Taxes as are required to be withheld or deducted under the Code, or any provision of Applicable Law with respect to the making of such payment. If such withholding applies, Buyer shall notify the impacted Seller not less than 3 Business Days before withholding with respect to an amount otherwise payable under this Agreement and Buyer and such Seller shall cooperate to reduce or minimize such withholding, including Seller agreeing to provide any certificates reasonably requested by Buyer. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the applicable Seller or such other Person in respect of which such deduction and withholding were made.

Article 2
Closing

2.1       Closing; Closing Date. The closing of the Transactions (the “Closing”) will take place (a) via the electronic exchange of executed counterpart signatures pages of this Agreement and each Transaction Document or via other means (including by means of facsimile, email or other electronic transmission), beginning at 9:00 a.m. Minneapolis time on the date hereof, or (b) at such other place, date and time, and in such other manner, as may be determined by Buyer and Seller Representative (such date and time on and at which the Closing actually occurs being referred to herein as the “Closing Date”). Closing will be deemed to be effective as of 12:01 a.m. local time on the Closing Date (the “Effective Time”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement, the Transaction Documents or any such other document. Documents may be executed by electronic signatory and may be delivered at Closing by electronic means, and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.

2.2       Closing Deliveries of Sellers. At Closing, Sellers and the Acquired Companies will deliver, or cause to be delivered, to Buyer, the following (together the “Seller Deliveries”):

(a)          all certificates or other instruments representing the Shares and assignments in the form of Exhibit 2.2(a), duly executed by each Seller assigning each Seller’s right, title and interest to the Shares to Buyer;

(b)          an executed waiver and release from each Seller in the form of Exhibit 2.2(b);

(c)          the Employment Agreements, duly executed by each such Key Employee;

(d)          the true, correct and complete books, records and minute books of the Acquired Companies, including any equity interest ledgers and equity interest records of the Acquired Companies;

(e)          certificates of the Seller Representative, on behalf of each Acquired Company and Sellers, in forms approved in advance by Buyer, dated as of the Closing Date, certifying that attached thereto are (A) a true, correct and complete copy of the certificate of incorporation or certificate of formation of such Acquired Company and (B) a true, correct and complete copy of the bylaws or operating agreement of such Acquired Company, each as are then in full force and effect;

(f)           true, correct and complete copies of all notices to third parties, and the third-party consents listed on Exhibit 2.2(f);

(g)          a certificate of each Seller in form and substance satisfactory to Buyer, dated as of the Closing Date and sworn to under penalty of perjury, certifying that such Person is not a “foreign person” within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder;

(h)          payoff letters from each holder of third-party Debt, in each case that states the amount of such Debt and the process for paying off such Debt at or before Closing, and provides for the unconditional release of any Lien over the assets of the Acquired Companies upon receipt of the amounts outstanding thereunder (each a “Payoff Letter”) and the related UCC-3 termination statements with respect to financing statements filed against the Acquired Companies or any of their assets;

(i)           the Pledge and Security Agreement, substantially in the form attached hereto as Exhibit 2.2(i) (the “Pledge Agreement”);

(j)           the Plan of Merger, substantially in the form attached hereto as Exhibit 2.2(j), dated as of the Closing Date and duly executed by Service and Electric;

(k)          a certificate of merger, dated as of the Closing Date and duly executed by Service and Electric;

(l)           payment of the third-party Debt to the parties entitled thereto pursuant to Section 1.3; and

(m)         all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Sellers at Closing, or reasonably requested by Buyer to facilitate the consummation of the Transactions.

2.3              Closing Deliveries of Buyer and Merger Sub. At Closing, Buyer and Merger Sub (as applicable) will deliver, or cause to be delivered, the following (together the “Buyer Deliveries”):

(a)          payment of the Cash Consideration pursuant to Section 1.3;

(b)          issuance of the Short-Term Notes and the Long-Term Notes pursuant to Section 1.2(b);

(c)          an officer’s certificate of a duly authorized officer of Buyer and Merger Sub, certifying that attached thereto is a true and correct copy of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, and the Transaction Documents and the consummation of the Transactions, each as are then in full force and effect;

(d)          certificates of the Buyer and Merger Sub, in forms approved in advance by Sellers, dated as of the Closing Date, certifying that attached thereto are (A) a true, correct and complete copy of the certificate of incorporation or certificate of formation of Buyer and Merger Sub and (B) a true, correct and complete copy of the bylaws or operating agreement of Buyer and Merger Sub, each as are then in full force and effect;

(e)          the Pledge and Security Agreement, dated as of the Closing Date and duly executed by Buyer;

(f)           the Plan of Merger, dated as of the Closing Date and duly executed by Merger Sub;

(g)          a certificate of merger, dated as of the Closing Date and duly executed by Merger Sub;

(h)          all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Buyer at Closing, or reasonably requested by Seller Representative to facilitate the consummation of the Transactions.

Article 3
Individual Representations and Warranties
of Each Seller

Except for the exceptions noted in the Schedules to this Agreement, each Seller individually represents and warrants to Buyer, with respect to such Person, as follows:

3.1       Equity Interests. The equity interests of each of the Acquired Companies as set forth on Schedule I are, as of the date hereof, owned by and registered in the name of the stockholders or members, as applicable, listed on Schedule I. Except as set forth on Schedule 3.1, all such equity interests of the Acquired Companies are free and clear of any mortgages, options, liens, claims, debts, charges, restrictions, encumbrances, security interests or other rights of third parties (collectively, “Liens”), except for any Permitted Liens, and the applicable Seller as set forth on Schedule I has good and valid title to the applicable equity interests of the Acquired Companies. As of the Closing Date (as a result of the transactions contemplated hereby), Buyer will receive direct or indirect title to all of the issued and outstanding equity interests of each Acquired Company, free and clear of any Liens, except for the Permitted Liens. Except for this Agreement, and except as set forth on Schedule 3.1, there are no outstanding contracts between any Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the equity interests of any of the Acquired Companies being transferred pursuant to the terms of this Agreement.

3.2       Authorization; Organization; Execution and Delivery.

(a)          Each Seller has the power and authority to execute and deliver this Agreement and the other documents contemplated hereby (the “Transaction Documents”) to which such Seller is a party, and to perform its obligations hereunder and thereunder. This Agreement and the Transaction Documents to which such Seller is a party have been or will be duly and validly executed and delivered by such Seller and constitute or will constitute a legal, valid and binding agreement on such Seller’s part, enforceable against such Seller in accordance with its terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (the “Enforcement Exceptions”).

(b)          If such Seller is an entity, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. If such Seller is an entity, such Seller is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the ownership or leasing of its assets or the conduct of its business requires such qualification, except in those jurisdictions where the failure to so qualify would not have a material and adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement. If such Seller is an entity, such Seller has full corporate, limited liability company or limited partnership (as applicable) power and authority to own and lease its properties and assets and conduct its business.

3.3       Notices, Consents and Approvals. Except as set forth on Schedule 3.3, neither the execution or delivery by such Seller of this Agreement, the Transaction Documents to which such Seller is a party, nor the consummation of the Transactions will: (i) require such Seller to obtain any consent, approval, authorization, accreditation or action of, or make any filing with or give any notice to (collectively, “Consents, Filings and Notices”), any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, and any arbitrator, self-regulatory authority, trade association or accreditation body or domain name registrar (each, a “Governmental Entity”) or any other Person; (ii) violate, conflict with, or result in the breach of any of the terms of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the provisions of any note, license, agreement, or other instrument or obligation to which the any equity interests of any of the Acquired Companies may be subject; (iii) violate any law, statute, regulation, ordinance, rule, code, policy, Permit, governmental requirement, requirement or rule of law (including common law) enacted, promulgated or imposed by any Governmental Entity (“Applicable Law”) or order, judgment, injunction, determination, award or decree (collectively, “Orders”) of any Governmental Entity applicable to such Seller or the equity interests of any of the Acquired Companies; or (iv) result in the creation of any Lien on the equity interests of any of the Acquired Companies.

3.4       Claims and Proceedings. Except as set forth on Schedule 3.4, there is no pending or, to the Knowledge of such Seller, threatened Legal Proceeding by or before any Governmental Entity against or relating to such Seller to restrain or prevent the Transactions or that would be reasonably likely to adversely affect or prevent the purchase and sale of the Shares or otherwise have a Material Adverse Effect.

3.5       Finders or Investment Bankers. No Seller has retained or engaged any investment banker, business consultant, financial advisor, broker, finder or other financial intermediary in connection with the Transactions that will require the payment of a fee by Buyer, any of its Affiliates or an Acquired Company.

Article 4
Representations and Warranties of Sellers
as to the Acquired Companies

Except for the exceptions noted in the Schedules to this Agreement, Sellers jointly and severally represent and warrant to Buyer with respect to the Acquired Companies, as follows:

4.1       Organization; Authority.

(a)          Each Acquired Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation has the requisite power and authority to own, operate and lease the properties that it owns, operates or leases or purports to own, operate or lease and to carry on its business as it is being conducted. The Acquired Companies are duly qualified or licensed to do business, and in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensure necessary as set forth in Schedule 4.1(a), except for such failures to be so qualified, licensed or in good standing that have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Sellers have delivered to Buyer correct and complete copies of the Acquired Companies’ certificates of incorporation, certificate of formation, bylaws, operating agreement and any other organizational documents as currently in effect and any and all minute books containing all minutes and actions (including written actions) of the shareholders, members, board of directors or board of managers, as applicable, of the Acquired Companies since January 1, 2019. The Acquired Companies are not in violation of the provisions of any such organizational documents.

4.2       Capitalization; Subsidiaries; No Leakage.

(a)          Schedule 4.2 lists all authorized and outstanding equity interests of each Acquired Company. The equity interests set forth on Schedule 4.2 are the only issued and outstanding ownership, equity or capital interests or units in the Acquired Companies, and no Person other than Sellers own an equity interests in any Acquired Company. All outstanding equity interests of the Acquired Companies have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any Person’s rights. No equity interest of any Acquired Company was issued in violation of any organizational document of an Acquired Company, any Applicable Law or any pre-emptive right (or other similar right) of any Person.  Except as set forth on Schedule 4.2, and other than the rights of Buyer created hereunder, there is no: (i) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, any Acquired Company; (ii) equity appreciation, phantom stock, profit participation or similar right with respect to an Acquired Company or any equity interest in an Acquired Company; or (iii) voting trust, proxy or other contract with respect to any equity interest of an Acquired Company.

(b)          As used herein, a “Subsidiary” means another Person (i) in which at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by the Company or Buyer, as applicable, and/or by one or more of its Subsidiaries or (ii) of which the Company or Buyer, as applicable, and/or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function. None of the Acquired Companies has any Subsidiaries other than Commercial, which is a Subsidiary of Solar.

(c)          Except as listed on Schedule 4.4(c) or otherwise agreed by the Seller Representative and Buyer in writing (in each case together with any Tax payable by any Company as a consequence of any such matter), since 12:01 a.m. on August 31, 2022 (the “Lockbox Time”), none of the following have occurred:

(i)          any dividend or distribution (whether in cash or in kind) declared, authorized, paid or made (whether actual or deemed) by any Acquired Company to the Sellers or payments by any Acquired Company to the Sellers in lieu of any dividend or distribution;

(ii)         the creation, issue or allotment of any capital stock of any Acquired Company;

(iii)        any payments made by or on behalf of any Acquired Company to or for the benefit of Sellers or any of their Affiliates in respect of the redemption, repurchase, or repayment of any equity or loan capital or other securities issued by any Acquired Company or any other return of capital or any interest thereon;

(iv)        any assets, rights or other benefits transferred or surrendered to, or Liabilities assumed, indemnified, guaranteed, secured or incurred for the benefit of, any Securityholder or any of their Affiliates on behalf of any Company;

(v)         the waiver, deferral, release or discount by or on behalf of any Company of any Liability owed to any Acquired Company by any Seller or any of their Affiliates;

(vi)        the purchase by or on behalf of any Acquired Company from any Seller or any of their Affiliates of any assets, rights or other benefits to the extent that such purchase is made for greater than the prevailing market value at the time of the purchase;

(vii)       the transfer by or on behalf of any Acquired Company to any Seller or any of their Affiliates (other than any other Company) of any asset, right or other benefit to the extent that such transfer is made for less than the prevailing market value, in each case at the time of the transfer;

(viii)      the creation of any Lien by any Seller or any of their Affiliates over any interest in any assets, rights or other benefits of any Acquired Company;

(ix)         any payment by or on behalf of any Acquired Company of any management, consulting, monitoring or other member or manager fees or bonuses or payments of a similar nature to or for the benefit of any Seller or any of their Affiliates;

(x)          any agreement or arrangement made or entered into by or on behalf of any Acquired Company to do or give effect to any matter referred to in clauses (i) to (ix) above; and

(xi)         any Tax payable by any Acquired Company as a consequence of any matter referred to in clauses (i) to (x) above (the matters described in clauses (i) to (xi), “Leakage”); provided that nothing in this Section 4.2(c) shall prohibit the Company from paying any Transaction Expenses.

(d)          Between the Lockbox Time and the Closing, the Debt incurred by the Acquired Companies was used to pay expenses of the Companies in the Ordinary Course of Business. The Company has not used any Company Cash or incurred any Debt from third parties to pay any extraordinary expenses or Debt from third parties between the Lockbox Time and Closing. None of the Acquired Companies owe any Debt to any Sellers.

4.3       Non-Contravention. Except as set forth on Schedule 4.3, neither the execution or delivery of this Agreement nor the consummation of the Transactions will (a) conflict with or result in any breach of any provision of any Acquired Company’s organizational documents or any resolutions adopted by the shareholders, board of directors, members or managers, as applicable, of an Acquired Company; (b) require an Acquired Company to obtain or make any Consents, Filings or Notices of or with any Governmental Entity or any other Person; (c) violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of, or cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or create a penalty under, any provision of any Material Contract; (d) violate in any material respects any Applicable Law or Orders applicable to an Acquired Company; or (e) result in the creation of any Lien on any material assets of an Acquired Company.

4.4       Financial Statements. Sellers have furnished Buyer with complete copies of the audited consolidated financial statements of the Acquired Companies as of December 31, 2021 and 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the fiscal years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements consisting of the balance sheet of the Acquired Companies as at August 31, 2022 and September 30, 2022 (the “Interim Balance Sheet Date”) and the related statements of income and retained earnings, stockholders’ equity and cash flow for the eight-month and nine-month periods then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Copies of the Financial Statements are attached hereto as Schedule 4.4(a). Except as set forth on Schedule 4.4, the Financial Statements have been prepared in accordance with GAAP and applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Acquired Companies, and fairly present in all material respects the financial condition of the Acquired Companies as of the respective dates they were prepared and the results of the operations of the Acquired Companies for the periods indicated.

4.5       No Undisclosed Liabilities. There are not, with respect to the Acquired Companies, any material liabilities or obligations of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due)

(collectively, “Liabilities”), except (a) Liabilities that are accrued or reserved in the financial statements for the Acquired Companies for the period ending on the Interim Balance Sheet Date; (b) Liabilities that have arisen since the Interim Balance Sheet Date that were incurred in the Ordinary Course of Business; (c) Liabilities disclosed on Schedule 4.5; or (d) Liabilities expressly contemplated to be incurred by this Agreement, or (e) Liabilities that are not, individually or in the aggregate, material to the Business.

4.6       Certain Assets.

(a)          Each Acquired Company has good and marketable title to, or a valid and binding leasehold interest in, or a valid license for, all material personal property, equipment, fixtures and assets used by such Acquired Company, located at any of the Leased Real Property, reflected on the Interim Balance Sheet (other than any asset disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date) or acquired by the Acquired Company after the Interim Balance Sheet Date or as is otherwise necessary for the conduct of the Business, free and clear of all Liens except (i) Liens for Taxes, assessments, and other governmental charges not yet due and payable; and (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens incurred in the Ordinary Course of Business, consistent with past practice (all items included in clauses (i) and (ii) are referred to collectively as “Permitted Liens”).

(b)          Each asset of the Acquired Companies described in Section 4.6(a) is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is currently used by the Acquired Companies. The Acquired Companies have exclusive possession and control of each such asset at the Leased Real Property.

(c)          The assets owned by the Acquired Company constitute all of the assets, tangible and intangible, necessary for the operation of the Business.

4.7       Compliance with Laws; Licenses and Permits.

(a)          The Acquired Companies are, and the activities of each Acquired Company’s officers, directors, managers, agents, employees and independent contractors in their capacities as such are, and since January 1, 2019 have been, in compliance in all material respects with all Applicable Laws or Orders applicable to the Acquired Companies’ business or the ownership, development or use of any of the Acquired Companies’ assets.

(b)          Since January 1, 2019, no notice, action, assertion or other communication has been received by any Seller or an Acquired Company from or, to the Knowledge of Sellers, is threatened by any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential material violation of any Applicable Law or Order, or (ii) any actual, alleged, possible, or potential obligation on the part of an Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature arising from a material violation of Applicable Law or Order.

(c)          All Permits required for the Acquired Companies to conduct the Business have been obtained by the Acquired Companies and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.7(c) lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.7(c). As used herein, “Permit” shall mean any license, permit, waiver, authorization, accreditation or approval of, and all required material registrations and applications with, any Governmental Entity.

4.8       Litigation. With respect to the Acquired Companies, there are no (and, since January 1, 2019, there have not been any) claims, actions, litigation, governmental investigations, administrative proceedings, arbitration or other proceedings (each a “Legal Proceeding”) by or before any Governmental Entity or other Person, and no Legal Proceeding is pending or, to the Knowledge of Sellers, threatened against the Acquired Companies or the Acquired Companies’ assets, properties or business. The Acquired Companies are not subject to any Order of any court, Governmental Entity or other Person.

4.9       Absence of Certain Changes or Events.

(a)          Since the Interim Balance Sheet Date, the Acquired Companies have conducted their business only in the ordinary course in all material respects consistent with past practice (except as may have been necessary in order to comply with any COVID-19 measures), and there has not been any Material Adverse Effect.

(b)          Without limiting the generality of Section 4.9(a), since the Interim Balance Sheet Date, no Acquired Company has:

(i)          (A) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest, unit or other security of an Acquired Company or right (including any option, warrant, put or call) to any such equity interest, unit or other security; (B) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of its equity interests, units or other securities; (C) split, combined or reclassified any of its equity interests or units or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests, units or other securities or made any other change to its capital structure; or (D) purchased, redeemed or otherwise acquired any equity interest, unit or any other security of an Acquired Company;

(ii)         created, incurred, assumed or guaranteed any indebtedness or become subject to any Liabilities, except Liabilities incurred in the Ordinary Course of Business consistent with past practice;

(iii)        made any capital expenditure or purchased or otherwise acquired any asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $100,000);

(iv)        subjected any of its material assets to any Lien;

(v)         sold, assigned, leased, licensed or transferred any material asset to any other Person, except inventory sold in the Ordinary Course of Business;

(vi)        suffered any extraordinary losses, whether or not covered by insurance, forgiven or canceled any material claims, or waived any right of material value;

(vii)       failed to preserve and maintain all of its assets in substantially the same condition as existed on the Interim Balance Sheet Date, ordinary wear and tear excepted;

(viii)      increased in any material respects its total number of employees;

(ix)        suffered any material work stoppage or labor dispute;

(x)         adopted or changed any of its accounting principles or the methods of applying such principles, except as required by GAAP, or changed any annual accounting period;

(xi)        entered into or amended any agreement or other arrangement with any Seller or its Affiliates;

(xii)       made or permitted to have occurred any material change in the manner and timing of payment of trade and other payables;

(xiii)      made or permitted to have occurred any material change in practices with respect to the collection of accounts receivable;

(xiv)      amended or changed its certificate of incorporation, bylaws, certificate of formation, operating agreement, or other organizational documents;

(xv)       disclosed any confidential, proprietary or non-public information, except as is and was reasonably protected under a customary non-disclosure agreement;

(xvi)      (A) except in the Ordinary Course of Business, adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, change of control, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Company Plan for the benefit or welfare of any individual; (B) except in the Ordinary Course of Business, entered into or amended any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at-will employment; (C) except in the Ordinary Course of Business, increased any compensation or fringe benefit of any shareholder, member, manager, director, officer or employee or paid any benefit to any shareholder, member, manager, director, officer or employee, other than pursuant to a then-existing Company Plan or regular annual performance reviews and in amounts consistent with past practice; (D) except in the Ordinary Course of Business, granted any award to any shareholder, member, manager, director, officer or employee under any bonus, incentive, performance or other compensation Company Plan (including the removal of any existing restriction in any Company Plan or award made thereunder); (E) entered into or amended any collective bargaining agreement; or (F) except as required by Applicable Law that existed during such period, taken any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

(xvii)      allowed levels of raw materials, supplies, work in progress and other materials included in inventory to vary in any material respect from the levels customarily maintained by it or made any material changes in its selling, pricing or advertising practices inconsistent with prior practice;

(xviii)     except in the Ordinary Course of Business, (A) paid, discharged, settled or satisfied any claim, obligation or other liability or (B) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value;

(xix)        merged or consolidated with any Person, entered into any partnership, joint venture, association or other business organization, or otherwise adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(xx)        (A) failed to prepare and timely file all Tax Returns required to be filed before Closing or timely withhold and remit any employment Taxes or (B) made or changed any election with respect to Taxes;

(xxi)       made any charitable contributions or pledges in excess of $50,000 in the aggregate or any political contributions or pledges; or

(xxii)       other than this Agreement, entered into any agreement or commitment, whether orally or in writing, to do any of the foregoing.

4.10     Environmental Matters.

(a)                The Acquired Companies are and at all times have been in compliance with (i) all applicable federal, state, local and other Applicable Laws, contracts or leases relating in any way to Hazardous Substances, compensation for damage or injury caused by Hazardous Substances or protection of the environment, human health or natural resources (collectively, “Environmental Laws”), and (ii) all Permits issued, granted, given, authorized by or made pursuant to Environmental Law (“Environmental Permits”). All Environmental Permits that are currently held by the Acquired Companies are listed in Schedule 4.10(a).  There is no Environmental Claim pending or, to the Knowledge of Sellers, threatened against an Acquired Company or against any Person whose Liability for such Environmental Claim an Acquired Company has retained or assumed by contract or under any Applicable Law. As used herein, “Environmental Claim” shall mean any notice by a Person alleging potential Liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence or release into the environment of any material or form of energy at any location, whether or not owned by an Acquired Company, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws. To the Knowledge of Sellers, there are no existing facts or circumstances that are reasonably likely to prevent or materially increase the Acquired Companies’ cost of compliance with any Environmental Law or Environmental Permit now or in the future.

(b)               Except as set forth in Schedule 4.10(b), to the Knowledge of Sellers, there are not present in, on or under the Leased Real Property or in, on or under real property formerly owned, leased or operated by an Acquired Company or any their respective predecessors in interest (“Former Real Property”) any Hazardous Substances in such form or quantities as to create any Liability or obligation under any Environmental Laws, contract or lease, for an Acquired Company or Buyer. As used in this Agreement, “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous or solid wastes, petroleum and fractions thereof, asbestos, PCBs and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Applicable Law. The Acquired Companies have not released, stored, generated, disposed of or arranged for the disposal of, transported, handled, marketed, distributed, or exposed any Person to, any Hazardous Substances, or owned or operated any property or facility contaminated by any Hazardous Substances, in each case so as to create any Liability under Environmental Law or any other Liability for the Acquired Companies.

(c)                Sellers have delivered to Buyer all material reports, authorizations, disclosures and other documents (including all “Phase I” and “Phase II” environmental site assessments), and all

Permits, relating in any way to the status of the Leased Real Property or otherwise relating to the Business with respect to any Environmental Law.

4.11     Material Contracts.

(a)          Schedule 4.11 sets forth a list, as of the date hereof, of all of the following contracts and agreements to which an Acquired Company is a party, or by which any of the Acquired Companies’ properties or assets are subject, whether written or unwritten (collectively, the “Material Contracts”):

(i)          any purchase order, agreement or commitment involving more than $100,000 entered into by an Acquired Company to sell any products or services under which an Acquired Company has unfulfilled obligations;

(ii)         any purchase order, agreement or commitment involving more than $100,000 entered into by an Acquired Company to purchase any products or services that calls for performance over a period of more than one year (other than those that are or on the Closing Date will be terminable at will or upon not more than 90 days’ notice by such Acquired Company without any Liability except Liability with respect to any supply or product purchased before the termination thereof);

(iii)        any loan agreement, promissory note, indenture, letter of credit, security agreement, capital lease, equipment lease, sale-leaseback arrangement or other agreement or instrument evidencing or providing for the borrowing of money involving more than $100,000, or any contract or agreement for the deferred purchase price of property (excluding normal trade payables) involving more than $100,000;

(iv)        any agreement guaranteeing any obligations of any Person involving more than $100,000;

(v)         any agreement that provides for the indemnification of any Person (other than pursuant to an Acquired Company’s organizational documents, or any agreement with a customer or supplier entered into in the Ordinary Course of Business), or for the assumption of any Tax, environmental or other Liability;

(vi)        any joint venture, partnership, business affiliation or other arrangement involving a sharing of profits;

(vii)       any sales agency, advertising, promotional, brokerage or distribution agreement;

(viii)      any agreement that includes provisions regarding minimum requirements, rebates, credits or volume discounts;

(ix)         any agreement under which a discount, bonus, commission or other payment with respect to the services provided by an Acquired Company will be payable or required after the Closing;

(x)          any employment, consulting, independent contractor, severance, deferred compensation or change of control agreement or arrangement;

(xi)        any non-competition, non-solicitation or similar limitation that restricts or purports to restrict the Acquired Companies or their Affiliates from competing in any line of business or with any Person or in any geographic area or during any period of time;

(xii)       any collective bargaining agreements;

(xiii)      any agreement with any Seller or its Affiliates;

(xiv)      any agreement for the sale or lease of any material assets, other than for the sale of obsolete equipment in the Ordinary Course of Business;

(xv)       any mortgage, deed of trust, security agreement or other agreement creating a Lien on any assets, including any capital lease;

(xvi)      any lease (either as lessor or lessee) of real or personal property (including any Real Property Lease);

(xvii)     any agreement to license (either as licensor or licensee) any intellectual property rights (other than customary non-negotiated licenses of off-the-shelf computer software with annual fees of less than $100,000);

(xviii)     any agreement under which an Acquired Company acquired or disposed of any business;

(xix)       any agreement for capital expenditures in excess of $100,000;

(xx)        any agreement which requires the referral by an Acquired Company of any business or requires an Acquired Company to make available to any Person investment or other business opportunities or products or services on a “most favored nation” or exclusive basis;

(xxi)       any outstanding power of attorney granted by an Acquired Company in favor of a third Person whether or not an Affiliate; and

(xxii)      any agreement with any marketing organization or Person pursuant to which an Acquired Company pays a commission, marketing fee, remuneration or other consideration (or provides any item or service of value) to a third party with respect to the referral of any business or customer to an Acquired Company or the sale or distribution of any products or services offered by an Acquired Company.

(b)          (i) All Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms and will continue to be in full force and effect after the Closing, except to the extent such enforcement may be limited by the Enforcement Exceptions; (ii) no Acquired Company is in breach of any Material Contract; (iii) to the Knowledge of Sellers, no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under any Material Contract by or in respect of an Acquired Company; (iv) to the Knowledge of Sellers, no other party to a Material Contract is in breach of any material provision of any Material Contract; and (v) to the Knowledge of Sellers, no event has occurred that constitutes, or after the giving of notice or passage of time or both would constitute, a default or event of default under a Material Contract by or in respect of any other party to the Material Contract.

(c)          Correct and complete copies of each written Material Contract and any amendments thereto and summaries of each unwritten Material Contract have been provided to Buyer.

4.12    Business Relationships.

(a)          Schedule 4.12(a)(i) sets forth a correct and complete list of the ten largest (by dollar volume) customers of the Acquired Companies for the fiscal years ended December 31, 2021 and December 31, 2020 and for the six-month period ended June 30, 2022. Except as set forth on Schedule 4.12(a)(ii), there are no material disputes outstanding with any customer listed on Schedule 4.12(a)(i), nor has any such customer terminated, materially changed or, to the Knowledge of Sellers, indicated any intention to terminate or materially change the terms of its relationship with the Acquired Company.

(b)          Schedule 4.12(b) sets forth a correct and complete list of the ten largest (by dollar volume) vendors and suppliers of the Acquired Companies for the fiscal years ended December 31, 2021 and December 31, 2020 and for the six-month period ended June 30, 2022. There are no material disputes outstanding with any vendor or supplier listed on Schedule 4.12(b), nor has any such vendor or supplier terminated, materially changed or, to the Knowledge of Sellers, indicated any intention to terminate or materially change the terms of its relationship with the Acquired Companies.

(c)          Since January 1, 2019, (i) no Acquired Company has received any material complaint from a customer or notice of any material quality deficiencies with respect to the products and services provided by the Acquired Companies to its customers, and (ii) the Acquired Companies have provided all customer products and services in accordance with the specifications agreed with its customers, in all material respects.

4.13     Employees; Employee Benefits.

(a)          Schedule 4.13(a) sets forth a list of each of the following with respect to any current or former employee, director or officer of, or independent contractor or manager (or any dependent or beneficiary of such individual) with respect to, the Acquired Companies or any ERISA Affiliate or to which an Acquired Company or any ERISA Affiliate contributes or has an obligation to contribute, or with respect to which an Acquired Company or any ERISA Affiliate has any current or potential liability, whether written or unwritten (collectively, the “Company Plans”), separately identifying the Company Plan that is subject to a jurisdiction outside of the United States:

(i)          employment contracts;

(ii)         union and collective bargaining or similar agreements;

(iii)        commission, incentive or bonus plans or arrangements;

(iv)        employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including plans that are not subject to ERISA, multiemployer pension plans as defined in ERISA Section 3(37) or any IRA programs;

(v)         non-qualified retirement, pension (including defined benefit pension plans) or profit-sharing plans;

(vi)        deferred compensation plans;

(vii)       medical, dental, disability, life, employee welfare or health insurance plans, including plans subject to Section 125 of the Internal Revenue Code of 1986 (the “Code”), plans covering former employees under which the Acquired Companies has any remaining liability, and multiemployer health and welfare plans to which any obligation to contribute exists under a collective bargaining or similar agreement;

(viii)      equity purchase, equity option, performance share, phantom equity, management incentive or other equity-based plans;

(ix)         severance, change of control, non-compete or non-solicitation agreements, plans or policies;

(x)          employee welfare benefit plans, as defined in Section 3(1) of ERISA, including plans that are not subject to ERISA;

(xi)         split-dollar life insurance plans or agreements; and

(xii)        all other material employee fringe benefits.

(b)          The following items have been provided to Buyer with respect to the Company Plan: (i) true and correct copies of each written plan and plan amendment (including adoption agreements for any “prototype” plan), including summary plan descriptions (and any summaries of material modifications thereto) with respect to each Company Plan that is subject to ERISA, and accurate summaries of each unwritten plan; (ii) the Form 5500 (if any) filed for the most recent plan year of each plan for which such filing is required under ERISA or the Code (including all attachments thereto); (iii) the most recent determination or opinion letter (if any) received from the Internal Revenue Service (the “IRS”) with respect to any plan that is intended to be qualified under Code Section 401(a) or any Voluntary Employee Beneficiary Association plan; (iv) for any Company Plan that is self-insured, claims payment information for the past two years; (v) compliance testing performed with respect to any plan for the past three plan years; (vi) any voluntary compliance or correction filings made in the past five years; (vii) all reports by independent actuaries or auditors for the most recent fiscal year; (viii) 401(k) and 401(m) nondiscrimination tests for the most recent fiscal year; and (ix) where applicable, current trust agreements, investment or annuity contracts, insurance policies and contracts (including any “stop-loss” insurance), or other funding instruments for any plan, and agreements with third-party administrators or record keepers.

(c)          With respect to each Company Plan: (i) such plan has been established and administered in accordance with its terms, and is in material compliance with the applicable provisions of ERISA, the Code and other Applicable Law; (ii) such plan, if intended to be qualified within the meaning of Code Section 401(a), either (A) is the subject of an unrevoked current favorable determination letter from the IRS with respect to such plan’s qualified status under the Code, or (B) is a pre-approved plan entitled, under applicable IRS guidance, to rely on the current favorable opinion issued by the IRS to the sponsor of such pre-approved plan and, in any of such cases, nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification; (iii) all material reports, returns, and similar documents with respect to any such plans required to be filed with any Governmental Entity or distributed to any participant have been duly and timely filed or distributed; and (iv) the Acquired Company, as plan sponsor, has the unencumbered right to amend or terminate any such plan at any time without incurring any additional liability.

(d)          None of Sellers, the Acquired Companies or any officers or managers of the Acquired Companies have engaged in a transaction with respect to any Company Plan that could subject the Acquired Companies to a Tax or penalty imposed by Section 4975 of the Code, Section 502(i) of ERISA or Applicable Law. With respect to each Company Plan, no breach of fiduciary duty under ERISA or any other event has occurred that would result in any Tax, penalty or other claim against the Acquired Companies.

(e)          Each Acquired Company has complied in all material respects with its obligations related to, and is not in default (and no event has occurred that, after the giving of notice or passage of time or both, would constitute a default) under, any Company Plan. Each Acquired Company is current with all contributions and premiums due with respect to any Company Plan.

(f)           Each Acquired Company and each ERISA Affiliate has complied with the notice and continuation-coverage requirements of Section 4980B of the Code and the regulations thereunder (“COBRA”) with respect to each Company Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.

(g)          No Company Plan provides any welfare benefits to any former employee (or dependent thereof) after the employee’s termination of employment, except as required by COBRA or Applicable Law, and at the participant’s (or dependent’s) sole expense. There are no unfunded or underfunded Liabilities relating to employee post-retirement obligations in any Company Plan or with respect to any current or former Acquired Company employee.

(h)          At no time in the past has an Acquired Company (or any trade or business that is in a controlled group of corporations or under common control with an Acquired Company within the meaning of Code Section 414 or ERISA Section 4001 (an “ERISA Affiliate”)) (i) maintained or made any contributions to any employee pension benefit plan that is subject to Title IV of ERISA, or (ii) maintained or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Company Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(i)           There are no pending investigations by any Governmental Entity involving the Company Plans, no termination proceedings involving the Company Plans, and no threatened or pending claims (except for claims for benefits payable in the normal operation of the Company Plans), suits or Actions against any Company Plans asserting any rights or claims to benefits under any Company Plan that could give rise to any material Liability to the Acquired Companies. There are no pending or open filings with respect to any Company Plan under any voluntary compliance program of the IRS, Department of Labor or similar Governmental Entity.

(j)           There has been no event that has occurred, and no condition that exists, to the Knowledge of Sellers, with respect to any plan that would subject the Acquired Company, either directly or by reason of affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty, or other Liability imposed by ERISA, the Code or other Applicable Laws.

(k)          Any Company Plan that is a nonqualified deferred compensation plan subject to the requirements of Code Section 409A complies with the requirements of Code Section 409A(a) by its terms and since January 1, 2005, or such later date as Code Section 409A first applied to such Company Plan, has been operated in compliance with such requirements. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.

(l)           There are no pending claims by employees of an Acquired Company for benefits under applicable workers’ compensation or similar laws or under any disability plan (whether insured or self-insured) maintained by the Acquired Companies.

(m)         The consummation of the Transactions will not result in any new or increased obligations to employees of an Acquired Company, including severance pay or bonuses due to a change of control, increased vesting or benefit accruals or guarantees of employment or restrictions on changes in terms or conditions of employment for any period following a change of control.

(n)          The Acquired Companies, and, to the Knowledge of the Sellers, the activities of each Acquired Company’s shareholders, members, managers, officers, directors, agents, employees and independent contractors, is in compliance in all material respects with all applicable labor and employment laws and regulations, including laws relating to employment discrimination, equal employment, civil rights, equal pay, the classification of employees as exempt or non-exempt under the Fair Labor Standards Act and similar Applicable Laws and of workers as employees or independent contractors, wages and hours, collective bargaining and labor relations, parenting, family, pregnancy, disability, military and all other leaves of absence required under Applicable Law, occupational safety and health, workers’ compensation, unemployment compensation, work authorization and immigration (including completion and retention of Form I-9 for each employee with respect to whom such form is required under applicable Law), or the withholding and payment of income or similar Taxes. No Legal Proceedings relating to any such Applicable Law are pending, or, to the Knowledge of Sellers, threatened regarding an alleged violation or breach by an Acquired Company (or any of the Acquired Companies’ respective managers, officers or directors in their capacities as such) of the Code or any Applicable Law with or before the Equal Employment Opportunity Commission, the National Labor Relations Board, the United States Department of Labor, or any other comparable federal, state or local governmental authority.

(o)          None of the Acquired Companies employs any workers located outside of the United States. The Acquired Companies have in their files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of the Acquired Companies with respect to whom such form is required under Applicable Law.

(p)          Schedule 4.13(p) sets forth a list of any loans, except for travel advances in the Ordinary Course of Business, by an Acquired Company to any of its shareholders, members, managers, employees, officers, consultants or any of their respective Affiliates.

(q)          The Acquired Companies do not have any present intention to terminate any employee’s employment and, to the Knowledge of Sellers, no employee at the level of manager or above has any present intention to terminate his or her employment.

(r)           All Persons performing services for the Acquired Companies who have been or are classified and treated as independent contractors, consultants or in a similar capacity have qualified and qualify as independent contractors and not as employees under Applicable Law.

(s)          Each current Acquired Company employee has signed an offer letter and agreement addressing non-disclosure of confidential information, assignment of intellectual property or non-solicitation/non-competition in substantially the same form as one of the forms that Sellers have provided to Buyer.

(t)           The Acquired Companies have provided Buyer copies of all written employment policies presently in effect.

(u)          Within the last five years, no Acquired Company has implemented any plant closing or mass layoff of employees governed by the Worker Adjustment and Retraining Notification Act or any similar state or local Applicable Law, and no Acquired Company has announced any intention to, and no Acquired Company presently intends to, implement any plant closing or mass layoff of employees governed by the Worker Adjustment and Retraining Notification Act or any similar state or local Applicable Law.

(v)          Schedule 4.13(x) contains a complete and accurate list identifying all current employees of the Acquired Companies and specifying with respect to each such employee: (i) hire date; (ii) job title; (iii) status as full-time or part-time (with “full-time” being defined as regularly scheduled to work at least 40 hours per week), or on a leave of absence (e.g., workers compensation, parental leave, long-term sickness or disability leave, military leave, including leave start date and anticipated return to work date); (iv) classification as exempt or non-exempt under the Fair Labor Standards Act (as applicable); (v) current annual salary, draw or hourly-rate of compensation and incentive compensation opportunity (as applicable); (vi) total compensation paid for the period from January 1, 2021 through December 31, 2021; (vii) primary work location; and (viii) current accrued vacation and or other paid time off balances.

(w)         To the Knowledge of Sellers, no Acquired Company employee is a party to any confidentiality, non-competition, proprietary rights or similar agreement between such employee and any Person other than an Acquired Company that is material to the performance of such employee’s employment duties or the Acquired Company’s ability (or, after Closing, that will be material to Buyer’s ability) to conduct the Business.

(x)           No employee or agent of an Acquired Company has committed any act or omission giving rise to any material liability for any violation or breach by an Acquired Company (or any of their managers, officers or directors) of the Code, any Applicable Law, or any agreement to which an Acquired Company is a party.

(y)          Since January 1, 2019, (i) no allegations of harassment have been made against any employee of the Acquired Companies who is in a position of manager or above, and (ii) no Acquired Company has entered into any settlement agreements related to specific allegations of sexual harassment or misconduct by or against any employee of the Acquired Company at a manager level or above.

4.14     Intellectual Property; Data Privacy.

(a)          As used in this Agreement, “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, reexaminations and post-grant reviews thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, social media accounts and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof (and including all goodwill associated therewith) and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works and copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) all computer software (including source code, executable code, data, databases and related documentation); (vii) all advertising and promotional materials; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

(b)          The Acquired Companies own and possess or have the right to use all Intellectual Property necessary for the operation of their business as presently conducted. Sellers and the Acquired Companies have taken all reasonable actions to maintain and protect each item of Intellectual Property that the Acquired Companies own or purport to own. All employees of the Acquired Company and other persons responsible for development of the Intellectual Property for or on behalf of the Acquired Companies have executed a valid agreement assigning all rights in any such Intellectual Property to such Acquired Company, including a waiver of any applicable moral rights therein, and that requires such parties to execute such additional assignments of said Intellectual Property as such Acquired Company may require and to cooperate with the Acquired Company in obtaining registered rights to any such Intellectual Property. Other than compensation for services performed, no Acquired Company has any obligation to pay any such party referred to above any sums for the ownership or use of any of the Intellectual Property which is the subject of this Section 4.14(b).

(c)          To the Knowledge of Sellers, the Acquired Companies have not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Acquired Companies nor any of the Sellers, directors and officers or the employees of the Acquired Companies have received any type of notice offering a license to Intellectual Property or alleging that the conduct of the Business infringes, violates, misappropriates or unlawfully uses any Intellectual Property of any third party. To the Knowledge of Sellers, no third party is infringing, violating, misappropriating, unlawfully using or otherwise conflicting with any of the Intellectual Property of any Acquired Company, and the Acquired Companies have not made any communications to a third party claiming or alleging any such infringement, violation, misappropriation, unlawful use or conflict.

(d)          Schedule 4.14(d) sets forth: (i) all of the Intellectual Property registered with or issued by a Governmental Entity or a domain name registrar (or application therefor); (ii) all material software; and (iii) all other material Intellectual Property, in all cases owned, purported to be owned or used by the Acquired Companies in connection with their business. All items owned or purported to be owned by the Acquired Companies set forth in clause (i) are valid, subsisting and enforceable, with all associated filings and fees up to date. With respect to each item of Intellectual Property required to be identified on Schedule 4.14(d), the Acquired Companies are the sole and exclusive owner of, and has good, valid and marketable title to (free and clear of all Liens, other than Permitted Liens), or has a valid, enforceable and transferable license to make, use or sell such Intellectual Property.

(e)          The Acquired Companies have used reasonable efforts to maintain the secrecy and prevent the unauthorized disclosure or use of any of the Acquired Companies or its customers’ trade secrets and proprietary information.

(f)           Except as set forth in Schedule 4.14(f), no Acquired Company has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, development, use, exploitation, practice, sale, transfer or disposition of any Intellectual Property used by the Acquired Companies in connection with its business.

(g)          Except as set forth in Schedule 4.14(g), no right, license or option has been granted to any third party and there has been no transfer or assignment of any ownership interest or exclusive licenses granted by an Acquired Company with respect to any of its Intellectual Property.

(h)          Schedule 4.14(h) lists (i) all material software owned or purported to be owned and developed by or for the Acquired Companies (“Software”), and (ii) all other material IT Assets currently being used in the Acquired Companies’ business, along with the name of the owner thereof. For purposes of this Section 4.14(h), “IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned or purported to be owned by an Acquired Company, licensed or leased to an Acquired Company or used by an Acquired Company pursuant to an agreement. The IT Assets do not contain (A) any protective, encryption, security or lock-out devices which might in any way interrupt, discontinue or otherwise adversely affect its or its customers’ use of such IT Assets; or (B) any so-called computer viruses, worms, trap or back doors, Trojan horses or any other instructions, codes, programs, data or materials which could improperly interfere with the operation or use of such IT Assets or the Acquired Companies’ business. No Person has gained unauthorized access to any of the IT Assets. The Acquired Companies have implemented backup and disaster recovery technology consistent with industry practices. With respect to Software owned (or purported to be owned) by an Acquired Company, such Software was (1) developed by employees of the Acquired Company within the scope of their employment or (2) developed by independent contractors who have irrevocably assigned the entire right, title, and interest in and to such software to the Acquired Company pursuant to written agreements.

(i)           To the extent applicable, the Acquired Companies are currently, and has been in compliance with (i) all applicable industry standards concerning the privacy and security of Personal Information, including Payment Card Industry Data Security Standard (“PCI DSS”), and any Applicable Law regarding the protection, collection, access, use, storage, disposal, disclosure, or transfer of any information that identifies or could be reasonably linked to an identifiable individual (“Personal Information”) and all regulations promulgated hereunder, including the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the California Consumer Privacy Act and other state privacy laws, U.S. state data security and breach notification Laws, state health information privacy Laws, (collectively, the “Privacy and Security Laws and Standards”); and (ii) any obligations of the Acquired Companies under contracts to which an Acquired Company is a party concerning the protection, collection, access, use, storage, disposal, disclosure, or transfer of Personal Information and any related notifications.

(j)           The Acquired Companies have (i) developed, implemented, and conducted their business in compliance with, any public privacy notices, and data security or privacy policies and procedures (copies of which have been made available to Buyer); (ii) maintained commercially reasonable and necessary administrative, physical and technical safeguards designed to protect the confidentiality, integrity and availability of Personal Information in its possession or control, and to prevent the loss and unauthorized use, access, alteration, destruction or disclosure of such Personal Information; and (iii) trained its employees to follow these policies and procedures.

(k)          The Acquired Companies have not been subject to or received notice of any Order or Action by any Governmental Entity or Person or any complaints regarding the protection, collection, access, use, storage, disposal, disclosure, or transfer of Personal Information or the violation of any applicable Privacy and Security Law or Standard. To the Knowledge of Sellers, no such Action is threatened against an Acquired Company.

(l)           The Acquired Companies have not suffered, discovered or been notified of any unauthorized acquisition, use, disclosure, access to, or breach of any Personal Information that (i) constitutes a breach or a data security incident under any applicable Privacy and Security Law or Standard or would trigger a notification or reporting requirement under any contract or the PCI DSS; or (ii) materially compromises (individually or in the aggregate) the security or privacy of such Personal Information.

(m)         The Acquired Companies have not reported a breach or compromise of Personal Information to any Person or Governmental Entity, either voluntarily or based on contract obligations or Privacy and Security Laws and Standards.

(n)          The Acquired Companies are not and have not been subject to any investigations by any third party regarding any information security incident that has resulted in or could result in notification to individuals, the media, or a Governmental Entity. The Acquired Companies are not and have not been subject to any enforcement actions, investigations, third party audits or inquiries related to privacy or data security by any governmental authorities, regulators or agencies.

(o)          The consummation of the Transactions does not violate any Privacy and Security Laws and Standards, contract obligation related to Personal Information, or privacy policy of the Acquired Companies. Upon the Closing Date, the Acquired Companies will own and continue to have the right to use all Personal Information on identical terms and conditions as the Acquired Companies enjoyed immediately prior to the Closing Date.

4.15     Labor Disputes. No Acquired Company is a party to or bound by any labor or collective bargaining agreement, nor has an Acquired Company experienced any strike, picketing, grievance, labor arbitration, claim of unfair labor practices or other collective bargaining or labor dispute within the past three years. No collective bargaining or other labor organizational efforts are pending nor, to the Knowledge of Sellers, threatened by or on behalf of any labor union or employee association with respect to employees of an Acquired Company.

4.16     Taxes.

(a)          For the purposes of this Section 4.16, the “Acquired Companies” include the Acquired Companies and any or all of their predecessors and current or past subsidiaries, whether or not in existence as of the date of this Agreement. The Acquired Companies have filed or caused to be filed on a timely basis all returns, reports, documents, statements or forms required to be filed (“Tax Returns”) with respect to any taxes, levies, assessments and other charges together with all related penalties, interest, costs and fines, including income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, excise, escheat, abandoned property, franchise, sales, use, property, employment, unemployment, disability, withholding, social security and workers’ compensation taxes, due and payable to any domestic or foreign government (federal, state, municipal or otherwise) or to any regulatory authority, agency, commission or board of any government imposed by any court or any other Governmental Entity having jurisdiction in relevant circumstances (“Taxes”).

(b)          All Taxes due and owing have been paid whether or not shown as due on a Tax Return. The unpaid Taxes of the Acquired Companies and the Sellers (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of its most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing its Tax Returns.

(c)          Since the date of the Interim Balance Sheet, the Acquired Companies have not incurred any Liability for Taxes arising from extraordinary gains or losses outside the Ordinary Course of Business consistent with past custom and practice. No deficiency in Taxes of the Acquired Companies for any period has been asserted by any taxing authority which remains unpaid.

(d)          To the Knowledge of Sellers, no Tax Return is under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Acquired Companies. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Acquired Companies. Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid. Since January 1, 2016, no Tax Returns of the Acquired Companies have been examined or audited. The Acquired Companies have not agreed to the extension of the statute of limitations with respect to any Tax Returns or periods.

(e)          Since January 1, 2017, no claim has been made by an authority in a jurisdiction where no Acquired Company files Tax Returns that an Acquired Company is or may be subject to taxation by that jurisdiction. The Acquired Companies have not had a “permanent establishment” within the meaning of any applicable income Tax treaty or otherwise, or has ever had a taxable presence, in any country other than the country in which the Acquired Companies were formed and organized.

(f)           There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquired Companies.

(g)          The Acquired Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, manager or other third party.

(h)          Sellers have delivered to Buyer true and complete copies of the federal and state income (or franchise) Tax Returns filed by the Acquired Companies for the past three years.

(i)           The Acquired Companies are not, and the Acquired Companies have never been, the common parent or a member of any affiliated group of corporations filing a consolidated federal income tax return, and the Acquired Companies are not a party to any Tax sharing agreement or other arrangement pursuant to which it could be liable for the Taxes of any other Person, including any Liability under Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

(j)           The accruals for Taxes in the Financial Statements accurately reflect the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of the Acquired Companies as of the close of the period covered by the Financial Statements. Adequate accruals and reserves have been made in the Financial Statements and the books and records of the Acquired Companies for the payment of all unpaid Taxes of the Acquired Companies for all periods through the respective dates thereof, as of the Closing Date, whether or not yet due and payable and whether or not disputed by the Acquired Companies, and to the Knowledge of Sellers, nothing has occurred subsequent to the dates of the Financial Statements, as applicable, or such accruals or reserves in those books and records which make those accruals and reserves inadequate.

(k)          The Acquired Companies will not be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481(a) of the Code for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date; (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date; (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of applicable state, local or foreign income Tax Laws) executed on or prior to the Closing Date; (v) election under Section 108(i) of the Code; or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign law). The Acquired Companies have not made an election pursuant to Section 965 of the Code.

(l)           During the year 2022 and up to the Closing Date, the Acquired Companies are not, and have not been, at any time from and after January 1, 2022, a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction Contract or order exclusive of a Tax exemption or Tax holiday of general application to all taxpayers or business entities engaged in business activities in a state or locality).

(m)         Except as set forth in Schedule 4.16, the Acquired Companies do not have, pursuant to any Covid-19 Law or any other applicable Law, any pending deferral of payroll Taxes and have not taken a credit for any payroll Taxes in a manner that, in either case, will be required to be paid by any Acquired Company after the Closing. The Acquired Companies have not deferred the withholding, payment or deposit of any payroll Taxes pursuant to the “Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” issued by the President of the United States on August 8, 2020.

(n)          All material transactions between or among an Acquired Company, any Affiliate of an Acquired Company, any subsidiary of an Acquired Company or other related person have been carried out on arm’s length terms and conditions, and the Acquired Companies have complied with all applicable documentation requirements under all applicable Tax laws or administrative decrees relating to such transactions.

(o)          Each of Solar, Service and Electric has made a valid election under Section 1362 of the Code to be treated as an “S corporation” and was at all times since the date it was organized qualified as an “S corporation” for purposes of Subchapter S of the Code. Prior to the Closing, there have been no events, transactions, or activities of the Acquired Companies or their respective stockholders which would cause, or would have caused, the status of any of Solar, Service and Electric as an S-Corporation to be subject to termination or revocation (whether purposefully or inadvertently). With respect to all states which for state income Tax purposes allow a corporation to be treated as an “S corporation”, “qualified Subchapter S subsidiary,” or similar entity entitled to special Tax treatment, all elections for such treatment with respect to each Acquired Company have been properly and validly made in such states and such Acquired Company or its predecessor in interest has complied at all times with all applicable requirements and filing procedures for such treatment and has at all times since the date it was organized until the Closing, as to S corporation status, and at all relevant times, as to qualified subchapter S subsidiary status, been properly so treated. No Acquired Company has ever been subject to Tax under Section 1374 or 1375 of the Code.

(p)          Except as set forth in Schedule 4.16, no Acquired Company pays any income Taxes in any state or local or non-U.S. jurisdiction and is not obligated, and has not agreed, to pay any income Taxes of any Sellers (by means of electing to file composite returns in any state or local or non-U.S. jurisdiction, or otherwise) other than any Taxes paid by means of withholding, nor has any Acquired Company made any pass-through entity tax election in any state, local or non-U.S. jurisdiction.

4.17     Finders or Investment Bankers. Except as set forth on Schedule 4.17, none of the Acquired Companies, nor any of their respective directors, officers or agents have retained or engaged any investment banker, business consultant, financial advisor, broker, finder or other financial intermediary in connection with the Transactions that will require the payment of a fee by Buyer or an Acquired Company.

4.18     Insurance. Schedule 4.18 sets forth a list of all policies of insurance maintained by the Acquired Companies with respect to their properties, assets and business that are currently in force. All required premiums have been paid with respect to such insurance policies through the date hereof. The Acquired Companies have made available to Buyer a true, correct and complete copy of each insurance policy listed on Schedule 4.18, together with all amendments, waivers or other changes thereto, and complete and accurate summaries of all claims made pursuant to such policies during the past three years. Any insurance required to be maintained by the Acquired Companies under any agreement or pursuant to Applicable Law is so maintained. The Acquired Companies are not in default with respect to its obligations under any insurance policy maintained by it, and has not been denied insurance coverage except to the extent that specific insurers declined to provide quotes when coverage was marketed at renewal. No insurance policy maintained by any Acquired Company is currently void or voidable by the applicable insurance provider. The Acquired Companies do not have any self-insurance or co-insurance programs. To the Knowledge of Sellers, there are no current facts or circumstances reasonably expected to serve as the basis for any claim pursuant to any insurance policy maintained by an Acquired Company.

4.19     Real Estate.

(a)          The Acquired Companies do not own, and have never owned, any real property. Schedule 4.19(a) lists all real property and all interests in real property, in each case that is leased, subleased, licensed or occupied by the Acquired Companies or that the Acquired Companies have the right to lease, sublease, license or occupy, now or in the future (each being “Leased Real Property”).

(b)          Schedule 4.19(b) sets forth a list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which the Acquired Companies use, occupy or has the right to use or occupy, now or in the future, any of the Leased Real Property. Each Real Property Lease is valid, binding, in full force and effect, and (subject to the Enforcement Exceptions) enforceable in accordance with its terms, all rent and other sums and charges payable by the Acquired Companies as tenant thereunder are current and not delinquent, no notice of default or termination under any Real Property Lease is outstanding, and no Acquired Company nor, to the Knowledge of Sellers, any other party to any Real Property Lease is in breach of any Real Property Lease. Sellers have provided to Buyer correct and complete copies of each Real Property Lease and all subleases, overleases, occupancy agreements and other ancillary agreements or documents pertaining to the tenancy at each such parcel of Leased Real Property, including all memoranda of lease, estoppel certificates, consents, commencement date letters, letters of extensions, subordination, non-disturbance and attornment agreements, documents or correspondence that affect or may affect the tenancy at any Leased Real Property. The consummation of the Transactions will not constitute a default or event of default (or give rise to any rent increase or right of termination, cancellation or acceleration) under any Real Property Lease.

(c)          Except for the Real Property Leases, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use, occupancy or enjoyment of any portion of the Leased Real Property.

(d)          The Leased Real Property and the use and occupancy by the Acquired Companies of the Leased Real Property is and will be in compliance in all material respects with all Applicable Law, including those pertaining to zoning matters and the Americans with Disabilities Act, without reliance on any variance, pre-existing or nonconforming use, or other special limitation or conditional or special use permit.

(e)          The Leased Real Property constitutes all of the real property used or operated by the Acquired Companies, and may continue to be used for the operation of the Acquired Companies’ business as currently and anticipated to be operated by the Acquired Companies after the Closing.

(f)           There are no pending or, to the Knowledge of Sellers, threatened or contemplated condemnation, expropriation or other Actions affecting the Leased Real Property, or any part thereof, or of any assessments made or threatened with respect to the Leased Real Property or any part thereof, or of any sales or other disposition of the Leased Real Property, or any part thereof, in lieu of condemnation.

(g)          All of the improvements located on the Leased Real Property are structurally sound and adequately supported by the soils and foundations thereunder and are free from defects, any need for material repairs, deferred maintenance and pest infestation or damage.

(h)          All of the improvements located on the Leased Real Property are serviced by all necessary and adequate utilities, including water, sewage, gas, electricity and telephone.

(i)           The Acquired Companies have not received information or notice from any insurance company or board of fire underwriters requesting the performance of any work or alteration with respect to the Leased Real Property, or requiring an increase in the insurance rates applicable to the Leased Real Property outside of the Ordinary Course of Business.

(j)           No Acquired Company nor any Affiliate of any Seller owns or holds, and no Acquired Company nor any Affiliate of any Seller is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Leased Real Property, or any portion thereof or interest therein.

4.20     Solvency. Before giving effect to the Transactions:

(a)          each Acquired Company was not and, to the Knowledge of Sellers, such Acquired Company will not be, insolvent as that term is used and defined in Section 101(32) of the United States Bankruptcy Code;

(b)          each Acquired Company does not have unreasonably small capital nor is any Acquired Company engaged or about to engage in a business or a transaction for which any remaining assets of such Acquired Company is unreasonably small;

(c)          by executing, delivering or performing his or its obligations under this Agreement or the other documents related to the Transactions, each Seller does not intend to hinder, delay or defraud either present or future creditors of the Acquired Companies or any of such Seller’s Affiliates; and

(d)          at this time, neither any Seller nor any Acquired Company contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar Action under any Applicable Law of any jurisdiction, nor, to the Knowledge of Sellers, is any Acquired Company the subject of any pending or threatened bankruptcy, insolvency or similar proceedings under any Applicable Law of any jurisdiction.

4.21     Banks. Set forth on Schedule 4.21 hereto is (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Acquired Companies have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the officers, employees, agents or other similar representatives of the Acquired Companies having signatory power with respect thereto.

4.22     Accounts Receivable. All accounts receivable of the Acquired Companies are valid, genuine and subsisting, arose out of bona fide transactions in the Ordinary Course of Business and, except as set forth on Schedule 4.22, are current and collectible (net of the reserves shown on the Interim Financial Statements). All of the prepaid expenses of the Acquired Companies have been incurred in the Ordinary Course of Business. No counterclaims, offsetting claims or defenses to collection of such receivables or to the receipt of the goods or services in respect of which such prepaid expenses have been incurred that are material to the current amount of such receivables or prepaid expenses are pending or, to the Knowledge of Sellers, threatened, and all asserted counterclaims or offsetting claims or defenses with respect to accounts receivable or prepaid expenses have been deducted or reserved against on the Financial Statements. No Person has any Lien on any accounts receivable of the Acquired Companies.

4.23     Transactions with Affiliates. Except as set forth on Schedule 4.23:

(a)          no member, manager, director, officer, former member, former manager, former director, former officer, employee (whether current or former) or beneficiary of, or any other Person not dealing at arm’s length with, an Acquired Company, any Seller or any of their respective Affiliates, is engaged in any transaction or arrangement with the Business, other than indemnification rights and similar ordinary course arrangements relating thereto;

(b)          the Acquired Companies are not indebted to any of their employees or any Person not acting at arm’s length with it in any manner whatsoever, and the Acquired Companies have not guaranteed or otherwise given security for or agreed to guarantee or give security for any Liability, debt or obligation of any Person; and

(c)          since January 1, 2019, all transactions to which an Acquired Company has been a party have been at arm’s length.

Except as set forth on Schedule 4.23 and other than in connection with any employment arrangements in the Ordinary Course of Business, none of Sellers, their Affiliates or any Acquired Company’s directors, officers, members, managers, employees or equity holders have been involved in any business arrangement or relationship with an Acquired Company within the past 12 months, and none of Sellers, their Affiliates or an Acquired Company’s directors, officers, members, managers, employees and equity holders owns any asset, tangible or intangible, that is used in the Business.

4.24     Warranties. Schedule 4.24 contains a true, correct, and complete description of the product and service warranties provided by the Acquired Companies. There have not been any material deviations from such warranties, and none of the Acquired Companies nor any of its salespeople, employees, distributors, or agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties. The Acquired Companies have not made any oral warranty with respect to any of its products or services. Sellers have provided Buyer with a true, correct, and complete schedule of all warranty claims within the past two years against the Acquired Companies. There are no claims pending against an Acquired Company alleging defects in the products or services of the Acquired Companies.

4.25       Product Design; Product Liability; Recalls

(a)          Except as set forth in Schedule 4.25(a): (i) all inventory that requires or carries certification of any organization has been properly and validly certified or approved by such organization; (ii)  no Acquired Company is preparing for or considering the recall of any product; (iii) no Legal Proceeding has been made or commenced by any Person and notified to or received by the Acquired Companies against or relating to any products that have been sold or leased to the Acquired Companies and no Acquired Company has received any notice from any regulatory, consumer or professional bodies, including any Governmental Entity, asserting any breach of warranty or representation, express or implied, or any fault or defect in relation to such products and there are no such breaches of warranty or representation, express or implied; (iv) none of the products sold or leased by the Acquired Companies has any apparent or hidden fault or defect (whether caused by any third party or otherwise) which could justify a demand for cancellation of the sale or lease of such products and/or for damages against the Acquired Companies on the part of a customer, distributor, dealer or any regulatory or consumer authorities, including any Governmental Entity, and no such demand, allegation or claim for damages has been made or, to the Knowledge of Seller, threatened; and (v) no printed materials or marketing materials include false or misleading or inaccurate descriptions of the products or use of the products.

(b)          There is no claim or Legal Proceeding outstanding or, to the Knowledge of the Seller, threatened against an Acquired Company in respect of Liability arising out of death, personal injury or damage to property caused by a defective product or defective services sold, supplied or provided by the Acquired Companies before the Closing Date.

(c)          The Acquired Companies have not received, in the past six years, a prohibition notice, a notice to warn or a suspension notice, or any similar notice, from any Governmental Entity in relation to any of its products.

(d)          Except as set forth in Schedule 4.25, the Acquired Companies’ products and services have conformed with all applicable contractual commitments and applicable warranties, and the Acquired Companies do not have any Liability for replacement or repair of any such products or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Acquired Companies.

4.26     No Other Representations and Warranties. Except for the representations and warranties contained in Article 3 and this Article 4, neither Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding Sellers furnished or made available to Buyer, any information, documents or material made available to Buyer in connection with the Transactions, management presentations or in any other form in expectation of the Transactions or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in law.

4.27       Reliance; No Other Representations and Warranties.

(a)           Each Seller acknowledges and agrees that: (i) in making his decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Seller has relied solely upon its own investigation and the express representations and warranties contained in Article 5 (including the related Schedules), and disclaims reliance on any other representations and warranties of any kind or nature express or implied; and (ii) neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer or the post-Closing operation of the Acquired Companies furnished or made available to Sellers or their Representatives, any information, documents or material made available to Sellers in connection with the Transactions, management presentations or in any other form in expectation of the Transactions or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in law.

(b)          Each Seller hereby acknowledges that, except for the representations and warranties expressly set forth in Article 4, neither Buyer nor any of its Representatives or any other Person has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans, or with respect to any other information provided to Sellers, and there shall be no liability that may be based on such information or errors therein or omissions therefrom. Nothing in this Section 4.27 shall impact any remedies with respect to Fraud Claims.

Article 5
Representations and Warranties of Buyer and Merger Sub

Except for the exceptions noted in the Schedules to this Agreement, Buyer and Merger Sub, jointly and severally, represent and warrant to the Sellers as follows:

5.1       Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.

5.2       Authority; Non-Contravention.

(a)          Buyer and Merger Sub have the power and authority required to execute and deliver this Agreement and the Transaction Documents to which Buyer and Merger Sub are a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer and Merger Sub of this Agreement and the Transaction Documents to which Buyer and Merger Sub are a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement and the Transaction

Documents to which Buyer and Merger Sub are a party have been duly and validly executed and delivered by Buyer and Merger Sub and constitute a legal, valid and binding agreement on the part of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as the enforceability hereof or thereof may be limited by the Enforcement Exceptions.

(b)          Neither the execution or delivery of this Agreement, the Transaction Documents to which Buyer and Merger Sub are a party, nor the consummation of the Transactions will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws, Articles of Organization, Operating Agreement, or other organizational documents of Buyer and Merger Sub or any resolutions or consents adopted by the board of directors or Members of Buyer and Merger Sub; (ii) require Buyer or Merger Sub to obtain or make any Consents, Filings or Notices of or with any Governmental Entity or any other Person; (iii) violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of, or cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under, any provision of any Material Contract, insurance policy, Real Property Lease, or license or agreement for or related to material intellectual property; (iv) violate any Applicable Law or Orders applicable to Buyer or Merger Sub; or (v) result in the creation of any Lien on any assets of Buyer or Merger Sub.

5.3       Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of the Buyer consists of 37,500,000 shares of Buyer Common Stock and 3,000,000 shares of preferred stock, par value $1.00 per share (the “Buyer Preferred Stock”), of which 32,000 shares have been designated as Series A Preferred Stock (the “Series A Preferred”).  At the close of business on November 1, 2022 (such date and time, the “Measurement Date”), (i) 7,435,586 shares of Buyer Common Stock were issued and outstanding; (ii) 32,000 shares of Series A Preferred were issued and outstanding; (iii) 750,000 shares of Buyer Common Stock were reserved and available for issuance pursuant to the 2022 Equity Incentive Plan, of which 470,888 shares were subject to outstanding options, deferred stock awards, and unvested restricted stock units of the Buyer and 279,112 shares are eligible for grant under future awards; (iv) 4,705,872 shares of Buyer Common Stock were reserved for issuance upon the conversion of outstanding shares of Series A Preferred; (v) 4,705,872 shares of Buyer Common Stock were reserved for issuance upon the exercise of outstanding warrants; (vi) 2,500,000 shares of Buyer Common Stock were reserved for issuance as earnout consideration for the March 2022 merger with Pineapple Energy LLC; and (vii) 82,278 shares subject to unvested restricted stock units granted as inducement awards.  As of the Measurement Date, no (A) shares of capital stock or other voting securities of; (B) other equity or voting interests in; (C) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, voting securities or other equity interests in; or (D) stock appreciation rights, “phantom” stock rights, or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of capital stock in (clauses (A), (B), (C) and (D), collectively, “Equity Interests”) the Buyer were issued, reserved for issuance or outstanding except as set forth in this Section 5.3(a) or otherwise contemplated for issuance pursuant to this Agreement.  From and after the Measurement Date through the date of this Agreement, the Buyer has not (i) issued any Equity Interests or (ii) incurred any obligation to make any payments based on the price or value of any Equity Interests or dividends (or other distributions) paid thereon or revenues, earnings or financial performance or any other attribute of the Buyer, in each case other than pursuant to Buyer’s equity-based awards, purchase rights and stock awards granted pursuant to the Buyer Stock Plans, in each case that were outstanding as of the Measurement Date, and in accordance with their respective terms as in effect at such time.

(b)          All issued and outstanding Equity Interests in the Buyer are, and at the time of issuance all Equity Interests in the Buyer that may be issued prior to the Effective Time, including all shares that may be issued pursuant to the Buyer Stock Plans and the Stock Consideration, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of the jurisdiction in which the Buyer is organized, the Amended and Restated Articles of Incorporation and bylaws of the Buyer or any Contract to which the Buyer is a party or otherwise bound.

(c)          There are no outstanding bonds, debentures, notes or other Indebtedness of the Buyer that may have at any time (whether actual or contingent) the right to vote, or that are convertible into or exchangeable for securities having the right to vote, on any matters on which holders of shares of the Buyer may vote (“Voting Buyer Debt”) or any securities that are convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, Voting Buyer Debt.

(d)          Except for awards made under the Buyer Stock Plans in accordance with their respective terms as in effect as of the date hereof or the Stock Consideration, there are not any outstanding obligations of the Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Buyer or any of its Subsidiaries.  There are not any outstanding obligations of the Buyer to directly or indirectly redeem, repurchase or otherwise acquire any Equity Interests in the Buyer, except for (i) acquisitions of shares of Buyer Common Stock in connection with the surrender of shares of Buyer Common Stock by holders of stock options under the Buyer Stock Plans in order to pay the exercise price of such stock options; (ii) the withholding of shares of Buyer Common Stock to satisfy Tax obligations with respect to stock options or stock-based awards made pursuant to a Buyer Stock Plan; or (iii) the acquisition by the Buyer of stock options or stock-based awards in connection with the forfeiture of such awards, in each case in accordance with their respective terms under the Buyer Stock Plans.  The Buyer is not a party to any agreement with respect to the voting, transfer or registration of any capital stock or voting securities of, or other Equity Interests in, the Buyer.  Except as contemplated by this Agreement, the Buyer is not a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Buyer.  No Subsidiary of the Buyer owns any shares of capital stock of the Buyer.

(e)          No election described in Section 301.7701-3 of the Treasury Regulations has been made by or on behalf of Merger Sub, and no such election shall be made with respect to Merger Sub with an effective date on or before the Closing Date.

5.4       Compliance with Laws.

(a)          Buyer and Merger Sub are, and the activities of the Buyer’s and Merger Sub’s members, officers, directors, managers, agents, employees and independent contractors in their capacities as such are, and since January 1, 2019 (or the date of formation, if later) have been, in compliance in all material respects with all Applicable Laws or Orders applicable to the Buyer’s and Merger Sub’s business or the ownership, development or use of any of the Buyer’s or Merger Sub’s assets.

(b)          Since January 1, 2019 (or the date of formation, if later), no notice, action, assertion or other communication has been received by the Buyer or Merger Sub or, to the Knowledge of Buyer, is threatened by any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential material violation by Buyer or Merger Sub of any Applicable Law or Order, or (ii) any actual, alleged, possible, or potential obligation on the part of Buyer or Merger Sub to undertake, or to bear all or any portion of the cost of, any remedial action of any nature arising from a material violation of Applicable Law or Order.

5.5       SEC Reports; Financial Statements.

(a)          Since January 1, 2021, Buyer has timely filed with or furnished to, as applicable, the U.S. Securities and Exchange Commission (“SEC”) all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC prior to the date hereof (such reports since January 1, 2021, the “Buyer SEC Reports”). Correct and complete copies of all the Buyer SEC Reports are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Buyer SEC Reports complied as to form in all material respects with the applicable requirements of the 1933 Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports. None of the Buyer SEC Reports , including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, none of the Buyer SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Buyer SEC Reports.

(b)          Each of the financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Buyer as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material).

5.6       Pending Actions. There is no pending or, to the Knowledge of Buyer, threatened Legal Proceeding by or before any Governmental Entity against or relating to Buyer or Merger Sub to restrain or prevent the carrying out of the Transactions or that would be reasonably likely to have a material adverse effect on the ability of Buyer or Merger Sub to perform this Agreement.

5.7       Investment Intent. Buyer and Merger Sub are purchasing the Shares for its own account for investment and not with a view to, or for sale in connection with, any public distribution of any of the Shares. Buyer and Merger Sub acknowledge that the sale of the Shares has not been registered under the Securities Act of 1933 or any applicable state securities laws and that the Shares may only be sold or otherwise disposed of under an effective registration statement under the Securities Act of 1933 or under an exemption therefrom.

5.8       Finders or Investment Bankers. Neither Buyer nor Merger Sub nor any of their members, officers or directors has retained or engaged any investment banker, business consultant, financial advisor, broker, finder or other financial intermediary in connection with the Transactions that will require the payment of any amounts by Sellers.

5.9       Independent Investigation. Buyer and Merger Sub has conducted an independent investigation of the Acquired Companies’ business, operations, assets, liabilities, results of operations, financial condition and prospects in making its determination as to the propriety of the Transactions and in entering into this Agreement, and has relied solely on the results of such investigation and on the representations and warranties of Seller expressly contained in Article 3 and Article 4 of this Agreement.

5.10     Adequacy of Funds. As of the date of this Agreement, Buyer has available to it sufficient funds to permit Buyer to pay in full the Cash Consideration.

5.11     No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5, neither Buyer nor Merger Sub nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer and Merger Sub, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer or Merger Sub furnished or made available to Sellers or the Acquired Companies, any information, documents or material made available to Sellers or the Acquired Companies in connection with the Transactions, management presentations or in any other form in expectation of the Transactions or as to the future revenue, profitability or success of the Acquired Companies or Buyer or Merger Sub, or any representation or warranty arising from statute or otherwise in law.

5.12     Reliance; No Other Representations and Warranties.

(a)          Buyer and Merger Sub have conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of each Acquired Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of each Acquired Company for such purpose. Buyer and Merger Sub acknowledge and agree that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Merger Sub have relied solely upon their own investigation and the express representations and warranties contained in Article 3 and this Article 4 (including the related Schedules), and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Acquired Companies); and (ii) none of Sellers, the Acquired Companies or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to Buyer or Merger Sub and its Representatives, any information, documents or material made available to Buyer or Merger Sub in connection with the Transactions, management presentations or in any other form in expectation of the Transactions or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in law.

(b)          In connection with the due diligence investigation of the Acquired Companies by Buyer, Merger Sub, and their Representatives, Buyer, Merger Sub, and their Representatives have received from the Sellers and Acquired Companies certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Companies and its business and operations. Buyer and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Buyer and Merger Sub will have no claim against the Sellers or Acquired Companies, its Representatives, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, Buyer and Merger Sub hereby acknowledge that, except for the representations and warranties expressly set forth in Article 3 and this Article 4 (including the related Schedules), neither the Sellers, Acquired Companies, nor any of their Representatives or any other Person has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans, or with respect to any other information provided to Buyer or Merger Sub, and there shall be no liability that may be based on such information or errors therein or omissions therefrom. Nothing in this Section 5.8 shall impact any remedies with respect to Fraud Claims.

Article 6
Covenants

6.1       General, After Closing. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 7). Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Acquired Companies (with copies to be retained by Sellers as desired). Sellers shall not in any manner take any action that is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates of the Acquired Companies from maintaining the same business relationships with the Acquired Companies after the Closing as were maintained with the Acquired Companies prior to the Closing.

6.2       Confidentiality.

(a)           From and after the Closing, the Sellers will not, and each will cause its Affiliates and representatives not to, directly or indirectly, use or disclose (other than to or on behalf of Buyer, or the Acquired Companies) any Confidential Information of or relating to Buyer or the Acquired Companies or their respective businesses. This Section 6.2(a) shall survive the Closing and shall continue indefinitely; provided, however, that the restrictions in this Section 6.2(a) shall terminate on the fifth anniversary of the Closing with respect to any Confidential Information that does not then constitute a trade secret under Applicable Law. Nothing in this Section 6.2(a) shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides Buyer or the Acquired Companies with greater or longer protection than provided in this Section 6.2(a).

(b)          The obligations set forth in Section 6.2(a) shall not apply to any information that a Seller demonstrates is required to be disclosed by subpoena or other mandatory legal process, provided that such Seller promptly gives Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand, and uses reasonable efforts to obtain, and upon request, provides reasonable cooperation should Buyer or the Acquired Companies seek to obtain, an appropriate protective order.

(c)          “Confidential Information” means any and all technical, business and other information of or relating to the Acquired Companies or Buyer, their respective businesses or assets that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons, including technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of, or information relating to, actual or potential customers or suppliers, acquisition and investment plans and strategies, marketing plans, business plans or operations. Confidential Information includes information of third parties that Buyer or the Acquired Companies are obligated to or do keep or treat as confidential. Confidential Information also includes the terms, including Purchase Price, of this Agreement and the Transaction Documents.

6.3       Tax Matters. The following provisions will govern the allocation of responsibility as between Buyer, on one hand, and Sellers on the other hand, for certain Tax matters following the Closing Date: Sellers will, jointly and severally, indemnify the Acquired Companies and Buyer and hold them harmless from and against any Damages attributable to (i) all Taxes (or the non-payment thereof) of the Acquired Companies for all taxable periods ending before the Closing Date and the portion through the end of the date preceding the Closing Date for any taxable period that includes (but does not end on) the Closing Date, whenever arising, and (ii) any and all Taxes of any Person attributable to a transaction occurring prior to the Closing Date for which the Acquired Companies are liable as a transferee or successor, by contract or pursuant to any Applicable Law, prior to the Closing Date; provided, however, that Sellers will be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Balance Sheet dated as of the Lockbox Time. Sellers will reimburse Buyer for any Taxes of the Acquired Companies that are the responsibility of Sellers pursuant to this Section 6.3 and shown as due on a Tax Return prepared by Sellers to be filed after the Closing with respect to a Pre-Closing Tax Period, and with respect to Sellers’ share of any Taxes with respect to a Straddle Period. Within 15 Business Days after payment of such Taxes by Buyer (subject to the provision in the immediately preceding sentence).

(a)          In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Acquired Companies for the Straddle Period, sales and use Taxes, value-added Taxes, employment Taxes, or withholding Taxes will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Acquired Companies hold a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of the Acquired Companies for a Straddle Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)          For any Taxable period of the Acquired Companies that ends on or before the Closing Date, Seller Representative, on behalf of the Sellers, will prepare (or cause to be prepared) all Tax Returns required to be filed by the Acquired Companies and will cause such Tax Returns to be timely filed, provided, however, that if any such Tax Return is not required to be filed and is not filed before the Closing Date, Seller Representative shall deliver such Tax Return to Buyer before the due date (taking into account all extensions obtained) and Buyer shall file such Tax Return. Buyer will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by the Acquired Companies that Seller Representative is not obligated to prepare and file (or cause to be prepared and filed) pursuant to this Section 6.4(b). Seller Representative will (i) provide such Tax Returns to Buyer 30 days before they are filed, and

(ii) make all changes reasonably requested by Buyer. For the avoidance of doubt, the income related to the employee retention credit received to date and expected to be received in 2022 or later will be included in income during the 2022 short period beginning January 1, 2022 and ending on the Closing Date for both financial statement and income tax purposes.

(c)          Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies that are filed after the Closing Date and not described in Section 6.3(b). Buyer will permit Seller Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing if such Tax Return relates to any period ending on or before the Closing Date.

(d)          Each Party will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.3 and any audit, litigation or other Action with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)          All Tax-sharing agreements or similar agreements with respect to or involving the Acquired Companies will be terminated by Sellers as of the Closing Date and, after the Closing Date, the Acquired Companies will not be bound thereby or have any Liability thereunder.

(f)           All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions will be paid 50% by Buyer and 50% by Seller when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, Buyers will join in the execution of any such Tax Returns and other documentation.

(g)          Seller Representative shall control, defend, respond to and settle any Tax Actions (including any proceedings to contest Taxes) with respect to Tax periods ending before the Closing Date (“Pre-Closing Tax Periods”) (including those proceedings regarding the final federal and state and local tax returns for the Acquired Companies ending before the Closing Date (each a “Tax Contest”), Sellers shall be entitled to all refunds of Taxes for any Pre-Closing Tax Periods (including any overpayment of Taxes for a Pre-Closing Tax Period that results in a refund or other credit for a tax period other than a Pre-Closing Tax Period), and Sellers shall be solely responsible and liable for any tax deficiencies or adjustment(s) resulting therefrom; provided, however, that Sellers shall provide Buyer (at Buyer’s sole cost and expense) reasonable participation rights with respect any such Tax Contest for any Pre-Closing Tax Periods, and Seller Representative shall not enter into any settlement of, or otherwise compromise, any such Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall promptly inform Sellers of the receipt by Buyer or any Acquired Company of any notice(s) or communication(s) regarding any Action relating to Taxes for any tax year ending upon or preceding the Closing Date (including final federal and, state and local tax returns for the Acquired Companies for the partial tax year in which the Closing Date occurs, ending before the Closing Date) or Straddle Period. Buyer shall reasonably cooperate with Seller Representative with regard to any such Tax Contest. Buyer shall control, defend, respond to and settle any proceedings to contest Taxes of Buyer or the Acquired Companies for any Straddle Period; provided, however, that to the extent that any settlement of such proceeding may result in an indemnification obligation for Sellers pursuant to this Agreement, Sellers shall have reasonable participation rights with respect to any such proceeding and Buyer and the Acquired Companies shall not enter into any settlement of, or otherwise compromise, any such proceeding relating to a Straddle Period without the prior written consent of Seller Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

(h)          The Parties intend that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code and will file all Tax Returns consistent with this treatment. Buyer and Buyer Merger Sub have no plan to transfer, and, from and after the Closing, will not transfer or cause the transfer of the assets of Service and Electric after the Closing in a manner that would cause the transactions described in this Agreement in respect of each of Service and Electric to fail to meet the “continuity of business enterprise” requirements of Section 1.368-1(d) of the Treasury Regulations or the requirements for a “statutory merger” under Section 368(a)(1)(A) of the Code and as set forth in Section 1.368-2(b)(1) of the Treasury Regulations. Assets acquired by Merger Sub pursuant to the Merger may be transferred to one or more Subsidiaries pursuant to a plan, provided that each such transfer is described in Section 1.368-2(k)(1)(ii) of the Treasury Regulations.

(i)           Solar shall pay Maskin and Brennan, in their pro rata percentages based on their ownership of Solar, an amount equal to the balance of federal and state income Tax due as a result of net taxable income (exclusive of income related to the Employee Retention Credit) passed through by the Acquired Companies to the Sellers for the taxable period beginning January 1, 2022 and ending the day before Closing Date (such aggregate amount the “2022 Tax True Up”).  On or before January 7, 2023, Maskin and Brennan shall provide Buyer with an estimate of the 2022 Tax True Up, including reasonable supporting calculations (in the aggregate, the “2022 Estimated Amount”). Merger Sub or Solar, as the case may be, shall pay each of Maskin and Brennan their pro rata portion of the 2022 Estimated Amount on or before January 12, 2023.   No later than 15 days after the Form 1120S of Solar is filed for the period ending the day before the Closing Date, Maskin and Brennan shall provide Buyer with a final determination of the 2022 Tax True Up, including reasonable supporting calculations (such aggregate amount the “2022 Final Amount”).  If the 2022 Final Amount is greater than the 2022 Estimated Amount, within 10 days of receipt of the final determination, Merger Sub or Solar, as the case may be, shall pay Maskin and Brennan their pro rata portion of such difference.  If the 2022 Final Amount is less than the 2022 Estimated Amount, within 10 days of receipt of the final determination, Maskin and Brennan shall each pay their pro rata portion of such difference to Solar or Merger Sub, as the case may be.  The Acquired Companies shall accrue the estimated distributions, when known, as a liability on their balance sheets.  The 2022 Tax True Up 1) shall be calculated on a net income basis; 2) shall take into account Section 199A of the Code, and 3) shall be reduced by any distributions from the Acquired Companies made to Maskin and Brennan between January 1, 2022, and the Closing Date. Any payments made by Solar to Maskin and Brennan under this Section 6.3(i) shall be reflected by Solar, Maskin and Brennan on their Tax Returns as distributions with respect to the stock of Solar.

6.4       Covenant Not to Compete and Related Covenants.

(a)          From the Closing Date through the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), each Seller will not, and each will cause its Affiliates not to, without the prior written consent of Buyer (other than for the benefit of the Acquired Companies), directly or indirectly, own, operate, invest in, lend money to, consult with, manage, act as an agent for or otherwise engage in any business that is the same as or materially similar to the Business or Buyer and its Affiliates anywhere in the United States; provided that nothing herein shall prohibit the Sellers or any Affiliate of Sellers from owning or holding less than 5% of the outstanding shares of any class of stock of a publicly traded company that operates in the same industry as the Acquired Companies and whose stock is traded on a recognized domestic or foreign securities exchange or over-the-counter market.

(b)          During the Restricted Period, each Seller will not, and each will cause its Affiliates not to, without the prior written consent of Buyer (other than for the benefit of the Acquired Companies), directly or indirectly hire, employ or solicit any individual who is now or later becomes an employee or independent contractor of the Buyer or the Acquired Companies or its Affiliates; provided that this Section 6.4(b) shall not prohibit any Seller or its Affiliates from engaging in general solicitations of employment that are not specifically targeted towards any such employees.

(c)          During the Restricted Period, each Seller will not, and each will cause its Affiliates not to, without the prior written consent of Buyer, directly or indirectly solicit or sell to any current or potential customer or supplier of the Acquired Companies as of the date hereof any products or services that are competitive with the products and services of the Acquired Companies or directly or indirectly take any action to encourage any current or potential customer or supplier of the Acquired Companies to terminate or reduce its purchases from, or sales to, such company of any of the products or services that were purchased from or sold to the Acquired Companies prior to the date hereof.

(d)          During the Restricted Period, each Seller will not, and each will cause its Affiliates not to, without the prior written consent of Buyer, publicly criticize or disparage in any manner or by any means (whether written or oral, express or implied) the Acquired Companies or its Affiliates or any aspect of the Acquired Companies’ or their Affiliates’ management, policies, operations, products, services, practices or personnel.

(e)          Each Seller specifically acknowledges and agrees that (i) this Section 6.4 is reasonable and necessary to ensure that Buyer receives the expected benefits of acquiring the Solar Shares, (ii) Buyer has refused to enter into this Agreement in the absence of this Section 6.4 and (iii) breach of this Section 6.4 will harm Buyer to such an extent that monetary damages alone would be an inadequate remedy and Buyer would not have an adequate remedy at law. Therefore, in the event of a breach by such Seller of this Section 6.4, (A) Buyer (in addition to all other remedies Buyer may have, including the recovery of attorneys’ fees as provided herein) will be entitled to an injunction and other equitable relief (without posting any bond or other security) restraining such Seller from committing or continuing such breach and to enforce specifically this Section 6.4 and its terms and (B) the duration of the Restricted Period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.

(f)           Notwithstanding any provision herein to the contrary, if there is any Event of Default (as defined in the applicable Short Term Note or Long Term Note, after any applicable cure periods) under the Short Term Notes or Long Term Notes then the covenants and obligations of Sellers under this Section 6.4 shall be null and void and of no force and effect.

6.5       Name Change. Within thirty (30) days after the Short Term Notes have been paid in full, the Sellers shall take all steps necessary to cause each of the entities listed on Schedule 6.5 (and to the extent applicable, will cause each of their respective Affiliates to) to change its name and all names under which any such Person does business to a name that bears no likeness to and is unlikely to be confused with the names “SUNation” and shall provide Buyer with true, complete and correct copies of the filings filed with the applicable Governmental Authorities to effect such name changes.

6.6       Post-Closing Access. Throughout the six-year period after Closing, subject to the reasonable confidentiality precautions of the Party whose information is being accessed, each Party will, during normal business hours and upon reasonable notice from any requesting Party: (a) cause such requesting Party and such requesting Party’s representatives to have reasonable access to the books and records (including financial and Tax records, Tax Returns, files, papers and related items) of such Party, and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary or reasonably desirable to (i) prepare or audit financial statements, (ii) prepare or file Tax Returns or (iii) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Entity; and (b) permit such requesting Party and such requesting Party’s representatives to make copies of such books and records for the foregoing purposes, at such requesting Party’s expense. If Buyer or the Acquired Companies desires to dispose of books and records of the Acquired Companies for any period that ends before or that includes the Closing Date, Buyer will so advise Sellers and deliver those books and records to Sellers if they so request.

6.7       Prepayment of Long-Term Note; Escrow. Buyer shall have the option to repay or prepay the amounts due on the Short-Term Notes, the Long-Term Notes or any other notes issued to Sellers pursuant to the terms hereof at any time prior to maturity without penalty. In connection with Section 7.3(i), if at any time prior to the 18-month anniversary of the Closing Date, the Long-Term Notes are paid in full or is fully offset by amounts due to Buyer after the Closing Date pursuant to this Agreement such that the remaining amounts due to Sellers on the Long-Term Notes are, in the aggregate, less than the then-remaining portion of the Cap (as defined in Section 7.3(b)), the remaining amounts due to Sellers under the Long-Term Notes will, when payable pursuant to the terms of the Long-Term Notes, be placed into an escrow account at a mutually agreeable bank until the 18 month anniversary of the Closing Date (or, if Buyer has any indemnification claims properly noticed under Section 7.4 prior to the 18-month anniversary of the Closing Date that remain pending, such later date that no claims remain unresolved).

6.8       Federal Payment. If the Acquired Companies receive a payment from the U.S. federal government relating to the Employee Retention Credit which was originally created under section 2301 of the CARES Act and further amplified under several Acts and IRS Notices, including the Taxpayer Certainty and Disaster Tax Relief Act of 2020; the American Rescue Plan Act of 2021; the Infrastructure Investment and Jobs Act; and IRS Notices 2021-20, 2021-23, 2021-49 and 2021-65. in an amount of approximately $1,548,686.39 after the Closing Date attributable to activities of the Acquired Companies prior to the Closing Date, Buyer will cause such Acquired Companies to promptly pay such amounts to the applicable Sellers.

6.9       Conduct of Business Post-Closing. From the date hereof until the Short Term Note has been fully paid or is terminated, Buyer shall operate in strict accordance with the negative covenants as set forth in the Short Term Note.

6.10     Information. During the Interim Period, Buyer agrees that it will furnish promptly to the Sellers all information in Buyer’s (or any Affiliates of Buyer’s) possession concerning the Business and Buyer Business as the Sellers may reasonably request.

6.11     Guarantees.

(a)           The Parties shall use their commercially reasonable efforts to terminate all guarantees of any Seller of the obligations of any Acquired Company as set forth on Schedule 6.11(a) (the “Seller Guarantees”) on or before the nine-month anniversary of the Closing Date. The Parties shall reasonably cooperate to cause the Guarantees to be terminated or for Buyer to enter into a new guarantee on substantially similar terms to the existing Guarantee. Buyer hereby (i) assumes the obligations of the applicable Seller arising on or after the Closing Date (other than any liability arising out of a breach or default by Seller of such Guarantee or any Acquired Company of the underlying obligations relating to the Guarantee that occurred before the Closing Date) under such existing Guarantee, and (ii) following the Closing, shall indemnify, defend and hold harmless Sellers for any Losses incurred by Sellers pursuant to the Seller Guarantees that arise on or after the Closing Date (other than other than any liability arising out of a breach or default by Seller of such Guarantee or any Acquired Company of the underlying obligations relating to the Guarantee that occurred before the Closing Date).

(b)          The Parties shall use their commercially reasonable efforts to terminate all guarantees of any Acquired Company of the obligations of a Seller or Affiliate of Seller as set forth on Schedule 6.11(b) (the “Company Guarantees”) on or before the nine-month anniversary of the Closing Date. The Parties shall reasonably cooperate to cause the Guarantees to be terminated or for Sellers to enter into a new guarantee on substantially similar terms to the existing Guarantee. Sellers hereby jointly and severally (i) assume the obligations of the applicable Acquired Company arising on or after the Closing Date (other than any liability arising out of a breach or default by such Acquired Company of such Guarantee of the underlying obligations relating to the Guarantee that occurred before the Closing Date) under such existing Guarantee, and (ii) following the Closing, indemnify, defend and hold harmless Buyer and the Acquired Companies for any Losses incurred by the Acquired Companies pursuant to the Company Guarantees that arise on or after the Closing Date (other than other than any liability arising out of a breach or default by such Acquired Company of such Guarantee of the underlying obligations relating to the Guarantee that occurred before the Closing Date). If any Company Guarantee is not terminated prior to the nine-month anniversary of the Closing Date (or payment of the Short Term Note, if earlier), the Buyer may, in its discretion, pay the amounts due under the Short Term Note to the applicable lender relating to such Company Guarantee on behalf of the Sellers so that such Company Guarantees are no longer effective.

6.12     Pledge and Security Agreement. If Sellers exercise their remedies under the Pledge Agreement and take ownership of the Pledged Securities (as defined in the Pledge Agreement), then the covenants and obligations of the Parties under this Agreement, including all obligations of Buyer under Section 1.5, that are to be performed from and after the date on which Sellers take ownership of the Pledged Securities shall be null and void and of no force and effect.

Article 7
Indemnification

7.1       Survival of Representations, Warranties and Covenants.

(a)          The representations and warranties of the Parties provided hereunder will survive the Closing and will expire and terminate eighteen (18) months thereafter, except for (i) representations and warranties set forth in Sections 3.1, 3.2, 3.5, 4.1, 4.2, 4.16, 4.17, 5.1, 5.2(a), and 5.5 (the “Fundamental Reps”), or in any Schedule related thereto, or in any certificate delivered in connection therewith, which will survive until the expiration of the statute of limitations period underlying any cause of action or claim relating to the subject matter of the Fundamental Reps, and (ii) claims based on fraud, intentional misrepresentation or willful misconduct (“Fraud Claims”), which will survive indefinitely.

(b)          Each covenant and agreement (i.e., other than representations and warranties) herein, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until all Liability hereunder relating thereto is barred by all applicable statutes of limitation.

(c)          For each claim for indemnification under this Agreement regarding a breach of a representation or warranty that is made prior to expiration of such representation or warranty, such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

7.2       Indemnity.

(a)          From and after the Closing, Sellers will jointly and severally indemnify and hold harmless Buyer (and its directors, officers, employees, Affiliates (including the Acquired Companies after the Closing Date), successors, heirs and legal representatives) (the “Buyer Indemnified Parties”) against any and all losses, debts, Liabilities, damages, obligations, claims, demands, judgments, and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, including all costs and expenses, including interest, penalties, and reasonable attorneys’ fees, and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”) incurred in connection with, resulting from, or arising out of:

(i)          the breach of any representation or warranty of Sellers set forth in Article 4 hereof (or in any related Schedule or certificate) or the failure of any such representation or warranty to be true at Closing as if given at Closing;

(ii)         the breach or failure to comply with any covenant or agreement (other than Section 6.2 or Section 6.4) on the part of the Sellers or Seller Representative set forth in this Agreement;

(iii)        any Taxes or related payments that are the responsibility of Sellers pursuant to Section 6.3;

(iv)        allocation of the Purchase Price among Sellers;

(v)         the matters set forth on Schedule 7.2(a)(vi);

(vi)        the amount of any Leakage received or benefited from by any Seller or any of its Affiliates (collectively, the “Leakage Amount”); or

(vii)       any Actions related to the foregoing.

For the purposes of this Agreement, “Actions” means all actions, suits, claims, proceedings, investigations, audits, examinations, demands, assessments, fines, judgments, settlements, interest, penalties, costs, remedial actions and other expenses.

(b)          From and after the Closing, each Seller will, severally but not jointly, indemnify the Buyer Indemnified Parties against all Damages incurred in connection with, resulting from, or arising out of:

(i)          the breach of any representation or warranty of such Seller set forth in Article 3 hereof (or in any related Schedule or certificate) or the failure of any such representation or warranty to be true at Closing as if given at Closing;

(ii)         the breach or failure to comply with any covenant or agreement set forth in Section 6.2 or Section 6.4 on the part of such Seller; or

(iii)        any Actions relating to the foregoing.

(c)          From and after the Closing, Buyer will indemnify, defend, and hold harmless Sellers (and their respective successors heirs and legal representatives) against all Damages incurred in connection with or arising out of:

(i)          the breach of any representation or warranty of Buyer set forth in Article 5 hereof (or in any related certificate) or the failure of any such representation or warranty to be true at Closing as if given at Closing;

(ii)         the breach or failure to comply with any covenant or agreement on the part of Buyer set forth in this Agreement;

(iii)        Buyer’s breach of a negative operating covenant contained in the Short Term Note and Pledge Agreement until the Short Term Note is fully paid or terminated; or

(iv)        any Actions related to the foregoing.

7.3       Additional Indemnity Provisions.

(a)           Sellers will not have any obligations under Section 7.2(a)(i) (other than regarding any breach of any Fundamental Rep or Fraud Claim, for which the threshold will be $0), unless and until the aggregate amount of indemnification for which Sellers are obligated thereunder exceeds $225,000 (the “Deductible”), and then Sellers will be liable only for any amounts in excess of the Deductible.

(b)          The obligations of Sellers under Section 7.2(a)(i), other than regarding any breach of any Fundamental Rep or Fraud Claim (for which the cap will be the Purchase Price actually paid to Sellers at such time), in the aggregate, will not exceed an amount equal to ten percent (10%) of the Purchase Price actually paid to the Sellers at such time in the aggregate (the “Cap”).

(c)          With respect to any breach of any Fundamental Rep, the maximum amount that any Buyer Indemnified Party may recover from Sellers in the aggregate for all Damages arising under or in connection with this Agreement will not exceed the Purchase Price actually paid to Sellers.

(d)          Other than with respect to Fraud Claims, the maximum amount that any Buyer Indemnified Party may recover from each Seller for all Damages and Leakage Amount arising under or in connection with this Agreement will, in the aggregate, not exceed the portion of the Purchase Price actually paid to such Seller plus any Leakage Amount received by such Seller.

(e)          Buyer will not have any obligation under Section 7.2(c)(i), unless and until the aggregate amount of indemnification for which Buyer is obligated thereunder exceeds the Deductible, and then Buyer will be liable only for any amounts in excess of the Deductible.

(f)           Buyer’s obligations under Section 7.2(c)(i), in the aggregate, will not exceed an amount equal to the Cap.

(g)          For purposes of this Article 7, other than with respect to the representations and warranties contained in Section 4.9(a), in determining (i) whether a breach of a representation or warranty has occurred and (ii) the amount of Damages arising out of or resulting from a breach of a representation or warranty, all materiality qualifiers will be ignored and each such representation and warranty will be read and interpreted without regard to any such materiality qualifiers.

(h)          Sellers will not have any right to indemnification from the Acquired Companies under the Acquired Companies’ organizational documents, or any agreement between an Acquired Company and any Seller, for any Damages to which Buyer is entitled to indemnification under this Article 7 or would be entitled but for the limits on indemnification set forth in this Section 7.3.

(i)           Except for Fraud Claims, the sole source of indemnification for the Buyer Indemnified Parties pursuant to Section 7.2(a)(i) against Sellers shall be an offset to the then-remaining amounts due to Sellers under the Long-Term Notes or any note issued to Sellers pursuant to Section 1.2(b).

7.4       Indemnification Procedures. All claims for indemnification by a Party entitled to be indemnified under this Article 7 (an “Indemnitee”) by another Party hereto (an “Indemnitor”) will be asserted and resolved as follows:

(a)          If any claim or demand for which an Indemnitee may claim indemnity is asserted against or sought to be collected from an Indemnitee by a third party, the Indemnitee will notify the Indemnitor as promptly as practicable following the receipt by the Indemnitee of such claim or demand specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate will not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, however, that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Article 7 unless, and only to the extent that, such failure so to notify results in the loss of substantive rights or defenses. The Claim Notice will not prejudice any claim or demand with respect to which indemnification is sought.

(b)          An Indemnitor will have 30 days from the date on which the Claim Notice is duly given (the “Notice Period”) to notify an Indemnitee (i) whether or not it disputes the liability of the Indemnitor to the Indemnitee hereunder with respect to such claim or demand and (ii) whether or not the Indemnitor desires, at its sole cost and expense, to defend the Indemnitee against such claim or demand; provided, however, that the Indemnitee is hereby authorized to file, during the Notice Period, any motion, answer or other pleading that Indemnitee deems necessary or appropriate to protect its interests or those of the Indemnitor and that are not prejudicial to Indemnitor.

(c)          If an Indemnitor notifies an Indemnitee within the Notice Period that it desires to defend the Indemnitee against such third-party claim or demand, then (subject to the proviso below) the Indemnitor will defend, at its sole cost and expense, the Indemnitee by appropriate proceedings, will use its reasonable best efforts to settle or prosecute such proceedings to a final conclusion in such a manner as to avoid the Indemnitee becoming subject to any injunctive or other equitable order for relief or to liability for any other matter, and will control the conduct of such defense; provided, however, that the Indemnitor may only assume such defense if (i) the Indemnitor acknowledges in writing that it is responsible for and will bear all monetary damages relating to such third-party claim or demand; (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have adequate financial resources to defend against such third-party claim or demand and fulfill its indemnification obligations hereunder; (iii) the third-party claim or demand involves only money damages and does not seek an injunction or other equitable relief against the Indemnitee; (iv) the maximum amount of monetary damages and related costs and expenses which could be payable with respect to such third-party claim or demand does not exceed the maximum liability of the Indemnitor with respect to such third-party claim or demand hereunder; and (v) the Indemnitee has not been advised by counsel that an actual or potential conflict exists between the Indemnitee and the Indemnitor in connection with the defense of such third-party claim or demand. The Indemnitor agrees that it will not, without the prior written consent of the Indemnitee, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if the Indemnitee is a party thereto or is reasonably likely to be made a party thereto) (i) if such settlement, compromise or consent does not include an unconditional release of the Indemnitee from all liability arising or that may arise out of such claim, action or proceeding; (ii) if such settlement, compromise or consent would involve relief other than money damages not in excess of the Cap, including any type of injunctive or other equitable relief; or (iii) if such settlement, compromise or consent would result in the imprisonment of, or a criminal penalty or fine against, the Indemnitee. If the defendants in any such claim or demand include both the Indemnitor and the Indemnitee, and there are legal defenses or rights available to the Indemnitee that are different from, in actual or potential conflict with, or additional to those available to the Indemnitor, such that one firm of legal counsel may not permissibly represent both Indemnitor and Indemnitee, the Indemnitee will have the right to select one law firm (and local counsel) to act at the Indemnitor’s expense as separate counsel, on behalf of the Indemnitee. In addition, if the Indemnitee desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense. So long as the Indemnitor is defending in good faith any such claim or demand, the Indemnitee will not settle such claim or demand without the consent of the Indemnitor.

(d)       Before the Indemnitor’s settling of any claim or demand the defense of which it has assumed control, the Indemnitor will obtain the Indemnitee’s approval, confirmed in writing in accordance with the notice provisions hereof, which approval will not be unreasonably withheld or delayed. If the Indemnitee fails to timely notify the Indemnitor of its approval of such settlement, the Indemnitee will thereupon become liable, from and after the date on which its approval was sought, for the amount of any award, costs, or expenses in excess of the proposed settlement amount and will have the right to elect to control the defense of such claim at its sole cost and expense.

(e)       If the Indemnitee should have a claim against the Indemnitor hereunder that does not involve a claim or demand being asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee will send a Claim Notice with respect to such claim to the Indemnitor as soon as practicable; provided, however, that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Article 7 unless, and only to the extent that, such failure so to notify results in the loss of substantive rights or defenses. If the Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such claim, the Indemnitor will be liable for the amount of any Damages related thereto (subject to the limitations set forth in Section 7.3).

(f)       Notwithstanding the foregoing, Section 6.3 is intended to be controlling in the event of any conflict between this Section 7.4 and Section 6.3 in respect of claims for indemnification relating to Taxes and the control of any claim or proceeding relating to Taxes.

7.5       Effect of Purchase Price Adjustment. Any Damages for which a Party would otherwise be obligated to provide indemnification hereunder will be offset to the extent (but only to the extent) such Damage is reflected in the adjustments to the Purchase Price under Section 1.4.

7.6       Indemnification Adjusts Purchase Price for Tax Purposes. Each Party will, including retroactively, treat indemnification payments under this Agreement as adjustments to the Purchase Price for Tax purposes to the extent permitted under Applicable Law.

7.7       Claims Unaffected by Investigation. The right of an Indemnitee to indemnification pursuant to this Article 7 shall not be affected by any investigation conducted with respect to, or any information received or knowledge acquired (or capable of being received or acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of or compliance with any of the representations, warranties, covenants or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.

7.8       Exclusive Remedy. Notwithstanding any other term herein, except for Damages arising out of Fraud Claims, the terms in this Article 7 set forth the sole and exclusive remedies for money damages for the matters in this Agreement, including for breach of any representation, warranty, covenant, obligation or agreement in this Agreement.

Article 8
Miscellaneous

8.1       Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement in writing signed by all Parties to this Agreement at any time prior to the Closing.

8.2       Waiver of Compliance; Consents. Any failure of Buyer, on the one hand, or the Sellers and the Acquired Companies, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Seller Representative (with respect to any failure by Buyer) or by Buyer (with respect to any failure by the Sellers, and the Acquired Companies), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, the consent will be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.2.

8.3       Press Releases and Public Announcements. No Party may issue any press release or make any public announcement relating to the subject matter hereof without the prior written approval of Seller Representative, in respect of disclosures by the Buyer, or Buyer, in respect of disclosures by any Seller, which may not be unreasonably withheld; provided, however, that a Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing agreement concerning its publicly traded securities.

8.4       Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given if given by email and (a) on the date of service if served personally on the Party to whom notice is to be given; (b) on the day of transmission if sent via email to the email address given below, and such notice is subsequently sent for delivery by overnight courier or mail; (c) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service for delivery as set forth below; or (d) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first-class mail, registered or certified, return-receipt requested, postage prepaid and properly addressed, to the Party as follows:

(i) If to any Seller or the Acquired Companies prior to Closing, to Seller Representative at (or in care of): Scott Maskin 40 Grassmere Avenue, Oakdale, New York 11769 Email: smaskin@sunation.com with a copy (which will not constitute notice) to:

Campolo, Middleton & McCormick, LLP

4175 Veterans Memorial Highway, Suite 400

Ronkonkoma, NY 11779

Attn: Vincent J. Costa, Esq.

Email: vcosta@cmmllp.com

(ii) if to Buyer or the Acquired Companies after Closing, to: Pineapple Energy, Inc. 10900 Red Circle Drive Minnetonka, MN 55343 Attn: Kyle Udseth Email: kyle.udseth@pineappleenergy.com with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attn: Jonathan L.H. Nygren

Email: jon.nygren@faegredrinker.com

Fax: (612) 766-1600

8.5       Assignment; Third-Party Beneficiaries. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Party or Parties, except that nothing herein will be deemed to prohibit the assignment of this Agreement by Buyer to any Affiliate of Buyer. This Agreement is not intended to confer upon any other Person except the Parties any rights or remedies hereunder.

8.6       Legal Representation. The Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

8.7       Rules of Interpretation; Certain Definitions. As used in this Agreement:

(a)       “including” means “including without limitation”;

(b)       “Person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization or a Governmental Entity;

(c)       “Affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934;

(d)       “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Minneapolis, MN are authorized by Applicable Law to remain closed;

(e)       “Knowledge” means, (i) with respect to an individual, the actual knowledge after reasonable inquiry of such individual; (ii) with respect to Sellers, the actual knowledge after reasonable inquiry of James Brennan and Scott Maskin; and (iii) with respect to a Person other than an individual or Sellers, the actual knowledge after reasonable inquiry of any individual who is serving as a director or officer (or similar executive) of such Person;

(f)       “Material Adverse Effect” means any condition, circumstance, event or occurrence that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (i) the Acquired Companies or the assets, Liabilities, business, financial condition, operations, or results of operation of the Acquired Companies (other than (A) the announcement of the Transactions or the satisfaction of the obligations set forth herein; (B) changes in the general economic conditions or political climate in the United States or any region in which the Acquired Companies operate; (C) changes in the United States or global financial or commodity markets; (D) changes generally applicable to the Acquired Companies’ industry; (E) natural disasters, labor unrest, strikes, acts of wars, terrorism, sabotage and other “acts of God”; (F) any change in applicable accounting requirements or principles or interpretations or implementations thereof, or any change in applicable Law or the implementation or interpretations thereof by Governmental Authorities; or (G) COVID-19 or any Laws, directives, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Acquired Companies’ compliance therewith; except to the extent that, with respect to clauses (B), (C), (D), (E), (F) or (G), the changes or conditions have a disproportionate effect on the Acquired Companies (relative to other industry participants)); or (ii) the ability of the Acquired Companies or Sellers to consummate the Transactions.

(g)       “Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is: (i) consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person; or (ii) similar in nature and magnitude to actions customarily taken (or not taken) without any specific authorization by the board of directors or management board (or by any Person or group of Persons exercising similar authority) of such Person;

(h)      the table of contents and Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties, and will not affect the meaning or interpretation of this Agreement;

(i)       all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(j)       all references to statutes are deemed to refer to such statutes as amended from time to time or as superseded by comparable successor statutory provisions, but in each case as in effect at the time of the relevant event;

(k)      terms used in the plural include the singular, and vice versa, unless the context clearly otherwise requires;

(l)       unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(m)     all references to Sections or Articles are to Sections or Articles of this Agreement, unless otherwise specified;

(n)      with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;

(o)      unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(p)      unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(q)      each representation, warranty, covenant and agreement herein will have independent significance, and if any Party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that such Party is in breach of such first representation, warranty, covenant or agreement;

(r)       all references to a statute of limitations will mean such statute of limitations as it may be tolled or extended by Applicable Law; and

(s)       the word “or” is disjunctive but not necessarily exclusive.

8.8       Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, to the exclusion of the law of any other forum and notwithstanding any jurisdiction’s choice-of-law rules to the contrary.

8.9       Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Such counterparts may be executed and delivered by facsimile or other electronic means by any of the Parties, and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

8.10       Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and supersedes all prior agreements and understandings among the Parties with respect to that subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants or undertakings of the Parties, other than those expressly set forth or referred to in this Agreement.

8.11       Schedules; Certificates. The schedules (the “Schedules”) attached hereto and certificates and instruments delivered hereunder are integral parts of this Agreement. All statements contained in the Schedules hereto, or in any certificate or instrument delivered by or on behalf of a Party under this Agreement at Closing, will be deemed to be representations and warranties of the applicable Party hereunder. The mere listing in the Schedule of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself or the mere listing of the document or item in the Schedule otherwise reasonably informs Buyer of an exception to the representation or warranty).

8.12       Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then it is the Parties’ intent that all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by any Applicable Law but as close to the Parties’ original intent as is permissible.

8.13       Equitable Remedies. Each Party acknowledges and agrees that each other Party would be damaged irreparably in the event any term of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party will be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, each Party acknowledges that the business of the Acquired Companies is unique and recognizes and affirms that in the event any Party breaches this Agreement, money damages may be inadequate and such non-breaching Party would have no adequate remedy at law, so that such non-breaching Party will have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and each other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

8.14       Expenses. Except as is expressly stated otherwise herein, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party or Parties incurring such costs and expenses.

8.15       Dispute Resolution; Jurisdiction, Venue and Waiver of Jury Trial.

(a)       The Parties hereto agree that they will attempt to resolve any disputes arising hereunder through non-binding mediation in a mutually agreeable format. In the event that the Parties cannot agree to a mediation format, or any Party is not satisfied with the results of mediation, each Party retains its right to pursue litigation.

(b)       EXCEPT IN INSTANCES WHERE THIS AGREEMENT EXPLICITLY CONTEMPLATES DISPUTE RESOLUTION BY ARBITRATION, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY APPROPRIATE STATE OR FEDERAL COURT OF RECORD IN THE STATE OF NEW YORK, IN EACH CASE LOCATED IN THE COUNTY OF SUFFOLK, IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND TO THE RESPECTIVE COURTS TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURTS MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH ACTION, SUIT OR PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH AN ACTION, SUIT OR PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE

SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BY DELIVERING A COPY THEREOF TO SUCH PARTY AT ITS RESPECTIVE ADDRESS SPECIFIED THEREFOR IN SECTION 8.4, BY THE REQUIREMENTS OF Section 8.4 OR BY ANY OTHER METHOD PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH ACTION, SUIT OR PROCEEDING.

8.16       Attorneys’ Fees. Should an Action be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the dispute resolution body (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit.

8.17       Seller Representative.

(a)       Each Seller hereby irrevocably appoints Seller Representative as such Seller’s representative, attorney-in-fact and agent, with full power of substitution (and such appointment is coupled with an interest and is irrevocable) to act in the name, place and stead of such Person, to act on behalf of such Person in any amendment of or litigation or arbitration involving this Agreement, including defending, negotiating, settling or otherwise dealing with claims under Articles 1 or 7, and to do or refrain from doing all such further acts and things, and to execute all such documents, as Seller Representative deems necessary or appropriate in conjunction with any of the Transactions, including the power:

(i)       to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the Transactions;

(ii)      to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transactions (it being understood that the Sellers will be deemed to have executed and delivered any such documents which Seller Representative agrees to execute);

(iii)     to terminate this Agreement if the Sellers are entitled to do so;

(iv)     to give and receive all notices and communications to be given or received under this Agreement and the Transactions and to receive service of process in connection with any Claim Notice and the Transactions, including service of process; and

(v)      to take all actions that under this Agreement and the Transactions may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers that Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Transactions as fully and completely as such Seller could do if personally present or represented.

(b)       Seller Representative will not be liable to any Seller for any act taken or omitted by it as permitted under this Agreement and the Transactions, except if such act is taken or omitted in bad faith or by willful misconduct. Seller Representative will also be fully protected against the Sellers, and will not be liable in any way, in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof). As to any matters not expressly provided for in this Agreement, Seller Representative will not be required to exercise any discretion or take any action on behalf of the Sellers. Buyer may conclusively rely upon, without independent verification or investigation, all decisions made by Seller Representative in connection with this Agreement, and will have no liability for any actions taken by Seller Representative.

(c)       The Sellers agree, severally according to their pro rata share of consideration received pursuant to the terms hereof, but not jointly, to indemnify Seller Representative for, and to hold Seller Representative harmless against, any loss, liability or expense arising out of, relating to or resulting from any action taken or omitted to be taken without gross negligence, willful misconduct or bad faith on the part of Seller Representative, in connection with Seller Representative’s carrying out its duties under this Agreement and the Transactions, including costs and expenses of successfully defending Seller Representative against any claim of liability with respect thereto. Seller Representative may consult with counsel, accountants or experts of its own choice and will have full and complete authorization and will not be liable for any action taken or omitted to be taken in good faith in accordance with the opinion of such counsel, accountants or experts.

(d)       If Scott Maskin becomes unable to serve as Seller Representative, such other Person or Persons as may be designated by the agreement of the Seller as of the Closing Date or their successors will succeed as Seller Representative. If no such successor is designated as of the Closing Date within five Business Days after the withdrawal of Seller Representative, Seller Representative will designate such successor from among the Sellers.

(e)       Seller Representative’s reasonable out-of-pocket expenses will be paid by Sellers.

[Remainder of Page Intentionally Blank;
Signature Pages to Follow]

In witness whereof, Buyer, Sellers and Seller Representative have caused this Agreement to be executed as of the date first written above.

BUYER:

PINEAPPLE ENERGY INC.

By:	/s/ Kyle Udseth
Name:	Kyle Udseth
Title:	Chief Executive Officer

BUYER MERGER SUB

SOLAR MERGER SUB, LLC

By:	/s/ Kyle Udseth
Name:	Kyle Udseth
Title:	Chief Executive Officer

[Signature Page to Transaction Agreement]

In witness whereof, the Parties have caused this Agreement to be executed as of the date first written above.

SELLERS:

/s/ Scott Maskin
Scott Maskin

/s/ James Brennan
James Brennan

/s/ Scott Sousa
Scott Sousa

/s/ Brian Karp
Brian Karp

SELLER REPRESENTATIVE:

Scott Maskin

/s/ Scott Maskin

[Signature Page to Transaction Agreement]

Schedule I

Equity Ownership of the Acquired Companies

Entity	Holder	Number of Shares	Percentage
SUNation Solar Systems, Inc.	Maskin Brennan	9 2	81.82% 18.18%

SUNation Commercial, Inc.	SUNation Solar Systems, Inc.	200	100.00%

SUNation Service, Inc.	Maskin	68.46	34.23%
	Brennan	65.78	32.89%
	Sousa	32.88	16.44%
	Karp	32.88	16.44%

SUNation Electric, Inc.	Maskin	50	50.00%
	Brennan	50	50.00%

Sellers Pro Rata Shares.

Sellers	Pro Rata Share
Maskin	81.82%
Brennan	18.18%
Total:	100.00%

I-1

Schedule II

Key Employees

1.	Scott Maskin

2.	James Brennan

II-1

Exhibit 1.2(b)(i)	Execution Version

FORM OF SHORT-TERM
LIMITED RECOURSE SECURED PROMISSORY NOTE

$5,000,000.00	November 9, 2022

Minnetonka, Minnesota

FOR VALUE RECEIVED, Pineapple Energy Inc. a Minnesota corporation (“Maker”), hereby promises to pay to the order of Scott Maskin, a resident of the State of New York (“Maskin”) and James Brennan, a resident of the State of New York (“Brennan” and, together with Maskin, the “Holders”) at such place as Holders may, from time to time, specify in writing, the principal sum of Five Million Dollars ($5,000,000) in the aggregate, payable to each Holder pursuant to their Pro Rata Share as set forth on Exhibit A hereto (the “Principal Amount”), as provided under the terms of this limited recourse secured promissory note (this “Note”).

This Note is the “Short-Term Note” referred to in that certain Transaction Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among Maker, Holders, and the other parties named therein. Capitalized terms used herein and not defined shall have the meaning given to such terms in the Purchase Agreement.

1.	Definitions

(a)	“Indebtedness” shall mean (a) all obligations for debt and any other obligation for borrowed money, including principal and accrued and unpaid interest thereon; (b) any obligations under capital leases and purchase money obligations; (c) any amounts owed with respect to drawn letters of credit; (d) all obligations to pay the deferred purchase price of property or services; (e) net obligations under any swap or hedge contracts; (f) obligations under synthetic or off-balance sheet transactions, in each case creating obligations that are not otherwise included in the definition of “Indebtedness” or as a liability on the balance sheet of such person in accordance with Generally Accepted Accounting Principles (GAAP); and (g) any guarantees of obligations of the type described in clauses (a) through (f) above.

(b)	“Lien” shall mean any lien, encumbrance, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, security, charge, mortgage, option, pledge or restriction on transfer.

(c)	“Person” shall mean any individual, corporation, partnership (general or limited), association, limited liability company, trust, estate or other entity.

(d)	“Pledge Agreement” means that certain Limited Pledge and Security Agreement, dated as of the date hereof, by and among Maker, Holders and the other parties thereto.

(e)	“Securities Collateral” shall have the meaning set forth in the Pledge Agreement.

2.	Payments of Interest and Principal.

(a)

Interest. The outstanding Loan Amount shall accrue interest at an annual rate of four percent (4%) from the date of this Note until the three-month anniversary of the date of this Note. Commencing on the three-month anniversary of the date of this Note, the outstanding Loan Amount shall accrue interest at an annual rate of eight percent (8%) until the six-month anniversary of the date of this Note. Commencing on the six-month anniversary of the date of this Note, the outstanding Loan Amount shall accrue interest at an annual rate of twelve percent (12%) until the Note is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise. All computations of interest shall be payable in arrears based on a 360-day year and payable on the actual number of days elapsed in any whole or partial year.

(b)	Payments of Interest. Interest accrued under this Note shall be due and payable on the 90-day anniversary of the Closing Date, the 180-day anniversary of the Closing Date and the 270-day anniversary of the Closing Date. Prior to the Maturity Date, no payments of principal will be required.

(c)	Maturity. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest owing hereunder, shall be due and payable on August 9, 2023 (the “Maturity Date”).

3.	Optional Prepayment. Maker shall have the right, at any time and from time to time, to prepay all or any portion of the Note, which, for the avoidance of doubt, will include principal and interest accrued up to the date of prepayment on the principal amount prepaid, without penalty or premium.

4.	Acceleration. Subject to Section 6, the full outstanding principal balance under this Note shall become immediately due and payable to Holder upon the occurrence of an Event of Default (as herein defined).

5.	Events of Default. Each of the following will constitute an event of default (“Event of Default”) under this Note:

(a)	Failure by Maker to pay any amounts under this Note when due and such failure continues uncured for a period of three (3) business days following such due date.

(b)	Maker’s (i) admission in writing of its inability to pay its obligations as they become due; (ii) assignment for the benefit of its creditors; or (iii) application for, consent to, or acquiescence in, the appointment of a trustee, receiver of other custodian for Maker, which appointment is not discharged within ninety (30) days.

(c)	Commencement of any case under Title 11 of the United States Code or any other bankruptcy, reorganization, receivership, custodianship or similar or analogous proceeding under any state, federal or foreign law by or against Maker and, with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed within ninety (30) days of the filing thereof.

(d)	A failure by Maker to observe or perform any obligation, covenant, condition or agreement hereof to be performed by Maker under this Note or the Pledge Agreement.

6.	Rights and Remedies; Limited Recourse.

(a)	Notwithstanding anything to the contrary contained herein or in the Pledge Agreement, but subject to Section 6(b), the authority to enforce rights and remedies hereunder and under the Pledge Agreement against the Maker shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Seller Representative for the benefit of all the Holders. Unless agreed to by Maker, no Holder other than the Seller Representative shall be permitted to take any action to enforce the rights of any Holder under this Note or the Pledge Agreement.

(b)

This Note and the indebtedness evidenced hereby shall be with recourse only to the Securities Collateral. Maker shall have no personal liability in respect of the original principal amount of this Note or any interest accrued hereunder, and the Holders, by

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their execution of this Note, each hereby waive any right they may have to obtain a judgment against Maker for any deficiency remaining unpaid after foreclosure on the Securities Collateral. Notwithstanding anything to the contrary contained herein or in the Pledge Agreement, Holders shall look solely to the Securities Collateral for the satisfaction of all obligations under this Note, and no recourse shall be had, whether by levy or execution or otherwise, for the payment of the obligations of this Note against Maker or against Maker’s assets, other than Maker’s interest in the Securities Collateral, nor shall Maker be personally liable for such obligations or liable for any deficiency judgment based thereon, and Holders shall not seek a judgment against Maker except only as may be necessary to enforce Holder’s interest in the Securities Collateral.

7.	Tax Matters. Each Holder is responsible for payment of all taxes (including any interest and penalties) legally imposed upon such Holder in connection with this Note, and the Company shall not have any liability to any Holder or any other party with respect to any such tax or amount.

8.	Negative Covenants. Until payment in full of the Principal Amount and all accrued interest thereon under this Note, Maker hereby covenants and agrees as follows, unless agreed to in writing by Seller Representative:

(a)	Not to sell, lease, transfer, convey, or otherwise dispose of any or all of the assets of the Acquired Companies (as defined in the Purchase Agreement) or Securities Collateral, except for (i) dispositions of inventory in the ordinary course of business, (ii) payments of accounts payable and debt servicing, as such payments become due in the ordinary course of business and, (iii) any action otherwise expressly permitted by Section 8(b) through (g).

(b)	Not to incur, create or permit to exist any lien on any of the Acquired Companies property or assets, whether now owned or hereafter acquired, except for those liens in favor of the Holders created by this Note and the Pledge Agreement, Permitted Liens (as defined in the Purchase Agreement) or the Liens described in Schedule 4.6 to the Purchase Agreement existing on the date hereof.

(c)	Not to permit any of the Acquired Companies to incur, create, assume or permit to exist any Indebtedness for borrowed money, except Indebtedness existing on the date hereof and obligations arising under the Purchase Agreement.

(d)	Not to permit any of the Acquired Companies to make any loans to any Person, other than advances to employees of the Acquired Companies in the ordinary course of business consistent with past practice, with outstanding advances to any employee not to exceed $5,000 at any time, except for any such loans outstanding on the date hereof.

(e)	Not to permit any of the Acquired Companies to assume, guaranty, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and such guaranties existing on the date hereof.

(f)	Not to permit any of the Acquired Companies to make any distributions or payments of cash or other property other than (i) distributions or payments made in the ordinary course of business and consistent with past practice or (ii) distributions made for the express purpose of repaying or prepaying amounts owing under this Note.

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(g)	Not to permit any of the Acquired Companies to compromise, settle or adjust any claims in any amount relating to any of the Securities Collateral without the prior written consent of the Holders.

(h)	Notwithstanding anything contained in this Section 8 to the contrary, Maker may, only upon receiving the written consent of Seller Representative and Brennan (which consent shall not be unreasonably withheld), transfer Excess Cash to Maker. Any transfer by Maker of Excess Cash pursuant to this Section shall be considered a short-term intercompany loan (each such transfer, an “Excess Loan”). Excess Loans will terminate, and Maker will not be under any obligation to repay such outstanding Excess Loans, upon Maker paying in full the entire Principal Amount plus all accrued interest under this Note on or prior to the Maturity Date. If Maker defaults under this Note and Holders exercise their rights under the Pledge Agreement, all outstanding Excess Loans shall be immediately due and payable with no interest. For purposes of this Section 8(h), Excess Cash means reconciled book value cash, determine in accordance with GAAP, held by the Acquired Companies in excess of One Million Five Hundred Thousand Dollars ($1,500,000) as of the end of each month before the Maturity Date.

9.	Waivers. Maker hereby: (a) waives presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note and (b) agrees that Seller Representative, on behalf of Holders, shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or any other person or party to become liable hereunder or against the security in order to enforce the payment of this Note.

10.	Failure or Indulgence Not Waiver. No delay by Seller Representative in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude any or further exercise thereof, or the exercise of any other power or right hereunder or otherwise. No waiver whatsoever of the terms hereof shall be valid unless in writing signed by Seller Representative and only to the extent therein set forth. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

11.	Miscellaneous Provisions.

(a)	Successors and Assigns. This Note will be binding upon and inure to the benefit of Maker, Holders, and their respective successors, assigns, executors, heirs, devisees and beneficiaries; provided, however, Maker shall not assign this Note without the prior consent of Seller Representative and no Holder shall assign this Note without the prior consent of Maker.

(b)	Modification. This Note may not be modified except in writing signed by Maker and Seller Representative. Any modifications made in compliance with this Section 11(b) shall be binding on the Maker and all Holders.

(c)	Applicable Law. This Note shall be construed in accordance with the laws of the State of Delaware, notwithstanding any jurisdiction’s choice-of-law rules to the contrary. Any action brought to enforce or construe this Note shall be brought in the federal or state courts located in Suffolk County, New York.

(d)	Severability. If at any time any provision of this Note is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Note will not be affected and such remaining provisions will remain in full force and effect.

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(e)	Costs. Maker shall pay and, if paid by Holders or the Seller Representative, reimburse Holders or the Seller Representative for its reasonable costs and expenses incurred in exercising Holder’s rights under this Note. A reference to costs and expenses in this Note includes, without limitation, reasonable and documented legal costs and expenses.

(f)	Notices. All notices, consents, waivers and other communications under this Note must be in writing and will be deemed to have been duly given when given in accordance with the terms of the Purchase Agreement.

(g)	Force Majeure. Except as otherwise set forth in this Agreement, this Agreement and the obligations of the parties hereunder shall toll if such party is prevented or delayed from performance by reason of any cause beyond the reasonable control of such party including, but not limited to, acts of war, emergency, terrorism, bioterrorism, governmental preemption in connection with a National Emergency, disease (including, without limitation, delays arising out of the spread of COVID-19, such as, without limitation, delays in the responsiveness of, or the unavailability of, governmental authorities to grant permit applications or signoffs or to perform inspections, or the unavailability of required meetings of governmental agencies necessary to act to grant any Approvals) or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency (collectively, “Force Majeure”). This includes the inability to initiate a wire transfer due to impact to a banks infrastructure or ability to connect to the Federal Reserve to process wire transfers. This also is intended to include, but not be limited to, delays by a financial institution caused by the performance of its responsibilities related to requirements set out by the Office of Foreign Assets Control (OFAC).

(h)	Payment Best Practices: Subject to Section 3, payments shall be made by wire transfer unless otherwise agreed to 10 business days in advance of payment due date. Holders shall provide Maker with wire instructions, through a secure method agreed to by Maker, at least 7 business days in advance of a payment date so as to provide Maker with ample time to verify wire instructions and initiate the payment. Any failure of a Holder (including any and all assignees) to provide Maker such instructions shall toll any time periods for determination of default and shall cause no incremental interest to be due for the affected payment and interest due on future payments shall accrue as if the principal balance of the note was reduced on the original due day of the affected payment. Maker, after failure to timely receive payment information, and at its sole discretion may elect to make the payment by check payable to such Holder (including any and all assignees) at Holder’s (including any and all assignees) physical address. Nothing herein shall otherwise alter any default by the Maker.

[Signature Page Follows]

5

IN WITNESS WHEREOF, Maker has executed this Note as of the date first written above.

PINEAPPLE ENERGY INC., a Minnesota corporation

By:
Name:
Title:

[Signature Page to Short-Term Promissory Note]

Agreed and accepted by Holders:

Scott Maskin

James Brennan

Agreed and Acknowledged:

SELLER REPRESENTATIVE

Scott Maskin

[Signature Page to Short-Term Promissory Note]

EXHIBIT A

PRO RATA SHARE

Holders	Pro Rata Share
Maskin	81.82%
Brennan	18.18%
Total:	100.00%

Exhibit 1.2(b)(ii)	Execution Version

FORM OF LONG-TERM
PROMISSORY NOTE

$5,486,000.00	November 9, 2022

Minnetonka, Minnesota

FOR VALUE RECEIVED, Pineapple Energy Inc., a Minnesota corporation (“Maker”), hereby promises to pay to the order of Scott Maskin, a resident of the State of New York (“Maskin”) and James Brennan, a resident of the State of New York (“Brennan” and, together with Maskin, the “Holders”), at such place as Holders may, from time to time, specify in writing, the principal sum of Five Million Four Hundred Eight Six Thousand Dollars ($5,486,000.00) in the aggregate, payable to each Holder pursuant to their Pro Rata Share as set forth on Exhibit A hereto (the “Loan Amount”), as provided under the terms of this promissory note (this “Note”).

This Note is the “Long-Term Note” referred to in that certain Transaction Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among Maker, Holders, and the other parties named therein. Capitalized terms used herein and not defined shall have the meaning given to such terms in the Purchase Agreement.

1.	Payments of Interest and Principal.

(a)	Interest. The outstanding Loan Amount shall accrue interest at an annual rate of four percent (4%) from the date of this Note until the first anniversary of the date of this Note. Commencing on the first anniversary of the date of this Note, the outstanding Loan Amount shall accrue interest at an annual rate of eight percent (8%) until the Note is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise. All computations of interest shall be payable in arrears based on a 360-day year and payable on the actual number of days elapsed in any whole or partial year.

(b)	Installment Payments. Interest accrued under this Note Interest shall be payable annually on December 31 of each year that this Note is outstanding, with the last such amount to be payable on the Maturity Date. On the 24-month anniversary of the date hereof, Maker shall make an installment payment of Principal equal to Two Million Seven Hundred Forty Three Thousand Dollars ($2,743,000).

(c)	Maturity. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest owing hereunder, shall be due and payable on the 36-month anniversary of the date hereof (the “Maturity Date”).

(d)	Notwithstanding anything to the contrary in this Section 1, Holders acknowledge and agree that all amounts that are or may become payable pursuant to this Note are subject to offset pursuant to Section 2 below and subject to cancellation in accordance with Section 4 below.

2.	Right of Offset Under Purchase Agreement. Notwithstanding anything in this Note to the contrary, Maker’s obligations to pay to Holders amounts owed under this Note are subject to rights of offset in respect of such amounts for indemnity claims, as and to the extent provided in, and in accordance with, the Purchase Agreement, and the exercise of any right of offset and right to escrow payments pursuant to such rights shall not be deemed an Event of Default.

3.	Optional Prepayment.

(a)	Maker shall have the right, at any time and from time to time, to prepay all or any portion of the Note, which, for the avoidance of doubt, will include principal and interest accrued up to the date of prepayment on the principal amount repaid, without penalty or premium.

(b)	If, at any time prior to the 18-month anniversary of Closing Date, the Note is paid down or is offset by amounts due to Maker pursuant to the Purchase Agreement such that the remaining amounts due to Holders on this Note are, in the aggregate, less than the then-remaining portion of the Cap (as defined in Section 7.3(b) of the Purchase Agreement), the remaining amounts due to Holders under this Note, when such amounts become payable pursuant to the terms of this Note, will be paid into an escrow account at a mutually agreeable bank until the 18-month anniversary of the Closing Date (or, if Maker has any indemnification claims properly noticed under Section 7.4 of the Purchase Agreement prior to the 18-month anniversary of the Closing Date that remain pending, such later date that no claims remain unresolved).

4.	Short-Term Note. Reference is made to that certain Limited Pledge and Security Agreement, dated as of the date hereof, by and among Maker and Holders securing the obligations of Maker under the Short-Term Note (the “Pledge Agreement”). If the Seller Representative exercises any remedies or rights thereunder against the Maker or the Securities Collateral (as defined in the Pledge Agreement), this Note shall automatically be deemed cancelled with no further action required by any party, and all of the outstanding indebtedness (including any accrued and unpaid interest or any fees or expenses payable hereunder) represented thereby, as well as all rights and obligations thereunder and any claims pursuant to the terms of the Note, shall be cancelled in its entirety and shall be of no further force or effect.

5.	Acceleration. Subject to Section 4, the full outstanding principal balance under this Note shall become immediately due and payable to Holder upon the occurrence of an Event of Default (as herein defined).

6.	Events of Default. Each of the following will constitute an event of default (“Event of Default”) under this Note:

(a)	Failure by Maker to pay any amounts under this Note when due and such failure continues uncured for a period of three (3) business days following such due date.

(b)	Maker’s (i) admission in writing of its inability to pay its obligations as they become due; (ii) assignment for the benefit of its creditors; or (iii) application for, consent to, or acquiescence in, the appointment of a trustee, receiver of other custodian for Maker, which appointment is not discharged within ninety (90) days.

(c)	Commencement of any case under Title 11 of the United States Code or any other bankruptcy, reorganization, receivership, custodianship or similar or analogous proceeding under any state, federal or foreign law by or against Maker and, with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed within ninety (90) days of the filing thereof.

7.	Tax Matters. Each Holder is responsible for payment of all taxes (including any interest and penalties) legally imposed upon such Holder in connection with this Note, and the Company shall not have any liability to any Holder or any other party with respect to any such tax or amount.

8.

Waivers. Maker hereby: (a) waives presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note and (b) agrees that Seller Representative, on behalf of Holders, shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or

2

any other person or party to become liable hereunder or against the security in order to enforce the payment of this Note.

9.	Failure or Indulgence Not Waiver. No delay by Seller Representative in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude any or further exercise thereof, or the exercise of any other power or right hereunder or otherwise. No waiver whatsoever of the terms hereof shall be valid unless in writing signed by Seller Representative and only to the extent therein set forth. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

10.	Miscellaneous Provisions.

(a)	Successors and Assigns. This Note will be binding upon and inure to the benefit of Maker, Holders, and their respective successors, assigns, executors, heirs, devisees and beneficiaries; provided, however, Maker shall not assign this Note without the prior consent of Seller Representative, and no Holder shall assign this Note without the prior consent of Maker.

(b)	Modification. This Note may not be modified except in writing signed by Maker and Seller Representative. Any modifications made in compliance with this Section 10(b) shall be binding on the Maker and all Holders.

(c)	Applicable Law. This Note shall be construed in accordance with the laws of the State of Delaware, notwithstanding any jurisdiction’s choice-of-law rules to the contrary. Any action brought to enforce or construe this Note shall be brought in the federal or state courts located in Suffolk County, New York.

(d)	Severability. If at any time any provision of this Note is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Note will not be affected and such remaining provisions will remain in full force and effect.

(e)	Costs. Maker shall pay and, if paid by Holders or the Seller Representative, reimburse Holders or the Seller Representative for its reasonable costs and expenses incurred in exercising Holder’s rights under this Note. A reference to costs and expenses in this Note includes, without limitation, reasonable and documented legal costs and expenses.

(f)	Notices. All notices, consents, waivers and other communications under this Note must be in writing and will be deemed to have been duly given when given in accordance with the terms of the Purchase Agreement.

(g)

Force Majeure. Except as otherwise set forth in this Agreement, this Agreement and the obligations of the parties hereunder shall toll if such party is prevented or delayed from performance by reason of any cause beyond the reasonable control of such party including, but not limited to, acts of war, emergency, terrorism, bioterrorism, governmental preemption in connection with a National Emergency, disease (including, without limitation, delays arising out of the spread of COVID-19, such as, without limitation, delays in the responsiveness of, or the unavailability of, governmental authorities to grant permit applications or signoffs or to perform inspections, or the unavailability of required meetings of governmental agencies necessary to act to grant any Approvals) or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency (collectively, “Force Majeure”). This includes the inability to initiate a wire

3

transfer due to impact to a banks infrastructure or ability to connect to the Federal Reserve to process wire transfers. This also is intended to include, but not be limited to, delays by a financial institution caused by the performance of its responsibilities related to requirements set out by the Office of Foreign Assets Control (OFAC).

(h)	Payment Best Practices: Subject to Sections 2 and 4, payments shall be made by wire transfer unless otherwise agreed to 10 business days in advance of payment due date. Holders shall provide Maker with wire instructions, through a secure method agreed to by Maker, at least 7 business days in advance of a payment date so as to provide Maker with ample time to verify wire instructions and initiate the payment. Any failure of a Holder (including any and all assignees) to provide Maker such instructions shall toll any time periods for determination of default and shall cause no incremental interest to be due for the affected payment and interest due on future payments shall accrue as if the principal balance of the note was reduced on the original due day of the affected payment. Maker, after failure to timely receive payment information, and at its sole discretion may elect to make the payment by check payable to such Holder (including any and all assignees) at Holder’s (including any and all assignees) physical address. Nothing herein shall otherwise alter any default by the Maker.

[Signature Page Follows]

4

IN WITNESS WHEREOF, Maker has executed this Note as of the date first written above.

PINEAPPLE ENERGY INC., a Minnesota corporation

By:
Name:
Title:

[Signature Page to Long-Term Promissory Note]

Agreed and accepted by Holders:

Scott Maskin

James Brennan

Agreed and Acknowledged:

SELLER REPRESENTATIVE

Scott Maskin

[Signature Page to Long-Term Promissory Note]

EXHIBIT A

PRO RATA SHARE

Holders	Pro Rata Share
Maskin	81.82%
Brennan	18.18%
Total:	100.00%

Exhibit 2.2(i)	Execution Version

LIMITED PLEDGE AND SECURITY AGREEMENT

THIS LIMITED PLEDGE AND SECURITY AGREEMENT dated as of November 9, 2022 (the “Pledge Agreement”) is made by PINEAPPLE ENERGY INC., a Minnesota corporation (“Pledgor”), in favor of Scott Maskin, a resident of the State of New York (“Maskin”), James Brennan, a resident of the State of New York (“Brennan”), Scott Sousa, a resident of the State of New York (“Sousa”), and Brian Karp, a resident of the State of New York (“Karp”; and, together with Maskin, Brennan, and Sousa the “Lenders”) and Scott Maskin, in his capacity of Seller Representative.

RECITALS:

A.       Pledgor and its subsidiary Solar Merger Sub, LLC (“Merger Sub”) have entered into a Transaction Agreement, dated as of the date hereof with the Lenders (the “Transaction Agreement”) and Pledgor has entered into a Short-Term Limited Recourse Secured Promissory Note dated as of the date hereof and in substantially the same form as attached hereto as Exhibit A (the “Secured Promissory Note”) in favor of certain Lenders.

B.       Lenders have conditioned their willingness to enter into the Transaction Agreement and Secured Promissory Note upon the fulfillment of certain conditions, among them that Pledgor enter into this Pledge Agreement to secure Pledgor’s obligations to Lenders under the Secured Promissory Note. To induce Lenders to enter into the Secured Promissory Note, Pledgor has agreed to execute and deliver this Pledge Agreement and to grant Lenders a first priority and perfected security interest in and lien on the Securities Collateral (defined below,) as security for Pledgor’s obligations under the Secured Promissory Note, in accordance with the terms and provisions hereof.

Accordingly, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the existence, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. As used in this Pledge Agreement, the following capitalized terms shall have the meanings respectively assigned to them below, which meanings shall be applicable equally to the singular and plural forms of the terms so defined:

Capitalized terms not otherwise defined herein have the meanings set forth in Secured Promissory Note.

“Pledged Securities” shall mean the Shares (as such term is defined in the Transaction Agreement) of the Acquired Companies purchased by Pledgor pursuant to that certain Transaction Agreement by and between Pledgor, Lenders, Seller Representative (as such term in defined in the Purchase Agreement) and the other parties thereto, dated as of the date hereof (the “Purchase Agreement”) and the shares of Merger Sub owned by Pledgor, as described on Schedule 1 annexed hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and as the same may be supplemented, modified, amended or restated from time to time, and the rules and regulations promulgated thereunder, or any corresponding or succeeding provisions of applicable law.

Section 2. Obligations. This Pledge Agreement is made and given to secure, and shall secure, the prompt payment and performance when due of (a) the obligations and liabilities of Pledgor under the Secured Promissory Note and (b) any and all reasonable costs, expenses and charges, legal or otherwise (including reasonable attorneys’ fees and disbursements of attorneys for the Holders suffered or incurred by the Pledgor in collecting or enforcing any of such indebtedness, obligations and liabilities or in realizing on or protecting or preserving any security therefor, including, without limitation, the first-priority, senior secured lien and security interest granted hereby in each case whether now existing or hereafter arising (and whether arising before or after the filing of a petition in bankruptcy and including all interest accrued after the petition date), due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (all such indebtedness, obligations, liabilities, costs, expenses and charges (including reasonable attorneys’ fees and disbursements) described above being hereinafter collectively referred to as the “Obligations”).

Section 3. Pledge and Grant of Security Interest. As security for the payment and performance in full of all of the Obligations in accordance with their terms, Pledgor hereby pledges and grants to Lenders a first priority lien and security interest in, and delivers to Lenders, all of Pledgor’s right, title and interest in, to and under the following personal property, in each case whether now existing or hereafter acquired or created, and whether constituting financial assets, investment property, general intangibles, securities, security entitlements, proceeds or otherwise: (a) all of the Pledged Securities; (b) all certificates, instruments, agreements and contract rights relating to the Pledged Securities; (c) all of Pledgor’s right, title and interest, if any, to participate in the management and voting of the Acquired Companies; (d) all rights, privileges, authority and power of Pledgor as owner and holder of the items in (a), (b) and (c) above; and (e) all proceeds of the Pledged Securities (including, without limitation, all cash, cash equivalents, dividends, distributions, instruments, securities or other property) at any time and from time to time received, receivable, paid or otherwise distributed in respect of or in exchange for any of or all such Pledged Securities, whether in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off, split-off or otherwise, except as distributed in accordance with Section 8 of the Secured Promissory Note (the items referred to in clauses (a) through (c) being collectively called the “Securities Collateral”). All Pledged Securities included in the Securities Collateral shall, to the extent represented by certificates, upon delivery thereof to the Seller Representative, be accompanied by undated stock powers duly executed in blank or by other instruments or documents of transfer, possession or control satisfactory to the Seller Representative and by such other instruments and documents as Lenders may request. All Securities Collateral shall be delivered to and held by Lenders and disposed of in accordance with the terms of this Pledge Agreement.

Section 4. Representations and Warranties. Pledgor hereby represents, warrants and covenants to and with Lenders that:

(a)       Pledgor (i) is and will at all times during the term hereof continue to be the direct

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owner, beneficially and of record, of the Securities Collateral free and clear of all Liens (except for the Lien of Lenders pursuant to this Pledge Agreement), in each case to the extent it so received such Securities Collateral pursuant to the Purchase Agreement, (ii) will make no assignment, pledge, hypothecation, transfer or any disposition of, or create any Lien or other security interest in, the Securities Collateral, and (iii) will cause any and all Securities Collateral, whether for value paid by Pledgor or otherwise, to be forthwith deposited with Lenders and pledged and assigned hereunder;

(b)       assuming each Lender delivered good and valid title to the Pledged Equity sold by such Lender pursuant to the Purchase Agreement, Pledgor (i) has good and indefeasible title, right and legal authority to enter into this Pledge Agreement and to pledge the Securities Collateral in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all attachments, Liens, claims, security interests or other impediments of any nature;

(c)       Pledgor has all power, statutory and otherwise, to execute and deliver this Pledge Agreement, to perform Pledgor’s obligations hereunder and to subject the Securities Collateral to the security interest created hereby, all of which has been duly authorized by all necessary action;

(d)       no consent or approval of any governmental body or regulatory authority or any securities exchange (collectively, a “Governmental Authority”), or other person or entity was or is necessary to the validity of the pledge effected pursuant to this Pledge Agreement;

(e)       the Pledged Securities (i) are not subject to any warrant, option, put, call or other right to acquire, redeem, sell, transfer or encumber them, and (ii) are not governed by or otherwise subject to any shareholders agreement, voting trust or similar agreement or arrangement, and, other than as to securities laws of general application, except as set forth in the Purchase Agreement and the Secured Promissory Note, are not limited or otherwise restricted in any way respecting assignability or transferability or any voting, dividend, distribution or other ownership right, assuming, in each case, that no such contract or agreement existed with respect to the Pledged Equity owned by Lenders immediately prior to the Closing of the Purchase Agreement;

(f)       this Pledge Agreement creates a valid security interest in favor of Lenders for the benefit of Lenders, in the Securities Collateral; the taking possession by Sellers Representative of the certificates representing the Pledged Securities (on behalf of the Lenders), and all other certificates, documents, and instruments relating to the Securities Collateral will perfect and establish the, assuming the Pledgor received the Securities Collateral free and clear of all Liens pursuant to the Purchase Agreement, first priority of Lenders’ security interest in all certificated Pledged Securities and such documents, certificates and instruments; and

(g)       all representations, warranties and covenants of Pledgor contained in this Pledge Agreement shall survive the execution, delivery and performance of this Pledge Agreement until the termination of this Pledge Agreement in accordance with its terms and provisions.

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Section 5. Additional Covenants.

(a)       Additional Securities, Rights, Grants or Issuances. If Pledgor shall receive any (i) certificate, including without limitation, any certificate representing a dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares of capital stock, stock splits, spin-off or split-off, promissory notes or other instruments; (ii) option or right, whether as an addition to, substitution for, or an exchange for, any Securities Collateral or otherwise; (iii) dividends payable in capital stock; or (iv) distributions of capital stock or other equity interests in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid-in surplus, then Pledgor shall receive such certificate, instrument, option, right or distribution in trust for the benefit of Lenders, shall segregate it from Pledgor’s other property and shall deliver it forthwith to Lenders in the exact form received accompanied by duly executed instruments of transfer or assignment in blank, in the form requested by Lenders, to be held by Lenders as Securities Collateral and as further collateral security for the Obligations.

(b)       Financing Statements. Pledgor hereby authorizes Lenders to prepare and file such financing statements (including renewal statements) or amendments thereof or supplements thereto or other instruments as Lenders may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the Uniform Commercial Code of the appropriate jurisdiction (“UCC”). Pledgor shall execute and deliver to Lenders such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as Lenders may request) and do all such other things as Lenders may deem necessary or appropriate to assure to Lenders its security interests hereunder are perfected. To that end, Pledgor hereby irrevocably makes, constitutes and appoints Lenders, its nominee or any other person whom Lenders may designate, as Pledgor’s attorney-in-fact with full power of substitution, to effect any such financing statements, or amendments and supplements to financing statements, renewal financing statements, notices or any similar documents which in Lenders’ discretion would be necessary, appropriate or convenient in order to perfect and maintain perfection of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable so long as any of the Obligations remain outstanding. Pledgor agrees to mark its books and records (and to cause the Acquired Companies to mark their respective books and records) to reflect the security interest of Lenders in the Securities Collateral.

Section 6. Voting Rights; Dividends.

(a)       At any time that an Event of Default is not continuing, Pledgor shall be entitled to fully exercise any and all voting and/or other consensual rights and powers that would otherwise accrue to an owner of the Pledged Securities or any part thereof.

(b)       At any time that an Event of Default is continuing, all rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to clause (a) of this subsection shall cease and all such rights shall thereupon become vested in Lenders which shall then have the sole right in their discretion to exercise

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such voting and other consensual rights.

(c)       At any time that an Event of Default is continuing, Pledgor shall execute such documents and instruments, including but not limited to, statements that Pledgor no longer has the right to act as a stockholder or otherwise relating to such change as Lenders may request. Pledgor agrees that the Issuer may rely conclusively upon any notice from Lenders that Lenders have the right and authority to exercise all rights and powers of Pledgor as a stockholder. Pledgor irrevocably waives any claim or cause of action against the Issuer following receipt of such notice from Lenders.

(d)       Any cash dividends payable with respect to the Pledged Securities shall be used to repay or prepay the Secured Promissory Note.

Section 7. Default. The occurrence of any “Event of Default” under the Secured Promissory Note shall constitute an “Event of Default” hereunder:

Section 8. Remedies Upon Default. Subject to Section 24, upon the occurrence and during the continuation of any Event of Default, the Lenders shall have the right to take possession of, collect, receive, appropriate and realize upon the Securities Collateral, or any part thereof, and/or may sell, assign, give options to purchase, contract to sell or otherwise dispose of and deliver the Securities Collateral (that remain subject to pledge hereunder), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at the Corporation’s offices. Any requirement of reasonable notice shall be met if such notice is personally served on or mailed, postage prepaid, to the Pledgor in accordance with the terms of the Secured Promissory Note at least ten (10) days before the time of sale or other event giving rise to the requirement of such notice; provided, however, no notification need be given to the Pledgor if the Pledgor has signed, after an Event of Default hereunder has occurred, a statement renouncing any right to notification. Subject to Section 24, the Lenders may, to the extent permitted by the UCC and other applicable law, without advertisement, hearing or process of law, all of which the Pledgor hereby waive to the extent permitted by applicable law, at any time or times, retake full ownership, possession, and control of the Securities Collateral. The Pledgor shall pay the Lenders all reasonable costs and expenses incurred by the Lenders, including reasonable attorneys’ fees for attorneys for the Lenders, disbursements and court costs, in obtaining, liquidating or enforcing Lenders’ ownership, possession, and control of the Securities Collateral or in the prosecution or defense of any action or proceeding by or against the Lenders or the Pledgor concerning any matter arising out of or connected with this Pledge Agreement, the Secured Promissory Note, or the Securities Collateral, including, without limitation, any of the foregoing arising in, arising under or related to a case under the Bankruptcy Code (or any successor statute) or any other bankruptcy law.

Section 9. Indemnification.

(a)       Pledgor shall indemnify and hold harmless Lenders, their employees, agents and affiliated entities, and each of them, from and against any and all liabilities, obligations, claims, damages, or expenses incurred by any of them arising out of or by reason of entering into this Pledge Agreement, the Secured Promissory Note, or the consummation of the transactions contemplated therein and to pay or reimburse Lenders for the fees and

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disbursements of counsel incurred in connection with any investigation, litigation or other proceedings (whether or not Lenders are a party thereto) arising out of or by reason of any of the aforesaid except for any liabilities, obligations, claims, damages or expenses arising out of their gross negligence or willful misconduct. Lenders will promptly give Pledgor written notice of the assertion of any claim which it believes is subject to the indemnity set forth in this Section 9 and will upon the request of Pledgor promptly furnish Pledgor with all material in its possession relating to such claim or the defense thereof to the extent that Lenders may do so without breach of duty to others.

(b)       In the event that the Lenders exercise their remedies available under this Pledge Agreement, Pledgor shall reimburse the Transaction Expenses of the Lenders under the Transaction Agreement (as such term is defined in the Transaction Agreement).

Section 10. Rights of Lenders.

(a)       Power of Attorney. In addition to other powers of attorney contained herein, Pledgor hereby designates and appoints Seller Representative and each of their designees or agents, as attorney-in-fact of Pledgor, irrevocably and with full power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuation of an Event of Default:

i         to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Securities Collateral or the Obligations;

ii        to commence and prosecute any actions or proceedings for the purposes of collecting any of the Securities Collateral or the Obligations and enforcing any other right in respect thereof;

iii       to defend, settle, adjust or compromise any action, suit or proceeding brought and, in connection therewith, give such discharge or release;

iv       to pay or discharge taxes, security interests, or other liens on or threatened against the Securities Collateral;

v        to direct any parties liable for any payment, to make payment directly to Lenders or as Lenders shall direct;

vi       to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Securities Collateral or the Obligations;

vii      to sign and endorse any drafts, assignments, proxies, stock powers, consents, verifications, notices and other documents relating to the Securities Collateral or the Obligations;

viii     to authorize, execute and deliver all assignments, conveyances, statements,

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financing statements, renewal financing statements, pledge agreements, affidavits, notices and other agreements, instruments and documents that Lenders may determine necessary or appropriate in order to perfect and maintain the security interests and liens granted in this Pledge Agreement and in order to fully consummate all of the transactions contemplated herein and in the Loan Documents;

ix        to exchange any of the Securities Collateral upon any merger, consolidation, reorganization, recapitalization or other readjustment of Pledgor or the issuer thereof and, in connection therewith, deposit any of the Securities Collateral with any committee, depository, transfer agent, registrar or other designated agency upon such terms as Lenders may determine;

x         to vote for a director, shareholder, partner, manager, or member resolution, or to sign any consent or instrument in writing, sanctioning the transfer of any or all of the Securities Collateral into the name of Lenders or into the name of any transferee to whom the Securities Collateral of Pledgor or any part thereof may be sold; and

xi        to do and perform all such other acts and things as Lenders may deem to be necessary, proper or convenient in connection with this Pledge Agreement and the other Loan Documents.

This power of attorney is a power coupled with an interest and shall be irrevocable for so long as any of the Obligations remain outstanding. Seller Representative shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to Lenders in this Pledge Agreement, and shall not be liable for any failure to do so or any delay in doing so. Seller Representative shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or their capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on Lenders solely to protect, preserve and realize upon their security interest in the Securities Collateral.

(b)       Assignment by Lenders. This Pledge Agreement will be binding upon and inure to the benefit of Maker, Holders, and their respective successors, assigns, executors, heirs, devisees and beneficiaries; provided, however, Maker shall not assign this Pledge Agreement without the prior consent of Seller Representative and Holders shall not assign this Pledge Agreement without the prior consent of Maker.

(c)       Lenders’ Duty of Care. Other than the exercise of reasonable care to ensure the safe custody of the Securities Collateral while being held by Lenders hereunder, Lenders shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that Pledgor shall be responsible for preservation of all rights in the Securities Collateral, and Lenders shall be relieved of all responsibility for Securities Collateral upon surrendering it or tendering the surrender of it to Pledgor. Lenders shall be deemed to have

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exercised reasonable care in the custody and preservation of the Securities Collateral in its possession if such Securities Collateral is accorded treatment substantially equal to that which Lenders accords its own property, it being understood that Lenders shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not Lenders have or is deemed to have knowledge of such matters or (ii) taking any steps or refraining therefrom to preserve rights against any other parties with respect to any Securities Collateral.

(d)       Release of Securities Collateral. Seller Representative may release any of the Securities Collateral from this Pledge Agreement or may substitute any of the Securities Collateral without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Pledge Agreement as to any Securities Collateral not expressly released or substituted, and this Pledge Agreement shall continue as a first priority lien on all Securities Collateral not expressly released or substituted.

(e)       Rights and Remedies. Subject to Section 24, Seller Representative, on behalf of the Lenders, is entitled to exercise all rights and remedies available to them pursuant to Section 8 of this Pledge Agreement. The rights and remedies of Lenders granted hereunder are several and cumulative at Seller Representative’s discretion and may be exercised at Seller Representative’s discretion.

(f)       Costs of Counsel. If at any time hereafter, whether upon the occurrence of an Event of Default or not, Lenders employ counsel or other experts or advisors to take action or make a response in connection with this Pledge Agreement, the Securities Collateral, or the Loan Documents, Pledgor agrees to promptly pay upon demand any and all such costs and expenses of Lenders or the Seller Representative, all of which costs and expenses shall constitute Obligations.

Section 11. Termination. This Pledge Agreement shall terminate, and all security interests in the Securities Collateral shall automatically terminate and be completely released upon indefeasible payment and satisfaction in full of all payment obligations of Pledgor under the Secured Promissory Note.

Section 12. Further Assurances. Pledgor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, reassignments, agreements and instruments, as Lenders may at any time request in connection with the administration and enforcement of this Pledge Agreement or with respect to the Securities Collateral or any part thereof, and with respect to the grant, release or termination of Lenders’ security interest in any of the Securities Collateral, or otherwise in order better to assure and confirm unto Lenders its rights and remedies hereunder and under this Pledge Agreement.

Section 13. Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing and either (a) delivered by registered or certified mail, (b) delivered by hand, or (c) delivered by national overnight courier service with next Business Day delivery, and shall be deemed to have been duly given or made (i) upon the earlier of actual receipt and three (3) Business Days

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after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) one (1) Business Day after deposit with a national overnight courier with all charges prepaid, or (iii) when hand-delivered. All notices, requests and demands are to be given or made to the respective parties at the following addresses (or to such other addresses as either party may designate by notice in accordance with the provisions of this paragraph):

If to Pledgor:

Pineapple Energy, Inc.

10900 Red Circle Drive

Minnetonka, MN 55343

Attention: Kyle Udseth

Telephone: (952) 582-6460

Email: kyle.udseth@pineappleenergy.com

With a copy to (which shall not constitute notice):

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attn: Jonathan L.H. Nygren

Facsimile: (612) 766-1600

Email: jon.nygren@faegredrinker.com

If to Lenders or Seller Representative:

Scott Maskin

40 Grassmere Avenue

Oakdale, NY 11769

Email: smaskin@sunation.com

With a copy to (which shall not constitute notice):

Campolo, Middleton & McCormick, LLP

4175 Veterans Memorial Highway, Suite 400

Ronkonkoma, New York 11779

Attention: Vincent J. Costa, Esq.

Telephone: (631) 738-9100 ext. 301

Facsimile: (631) 738-0659

Email: vcosta@cmmllp.com

Notwithstanding the foregoing, that parties expressly acknowledge and agree that the foregoing provisions of notice by Lender to Pledgor’s counsel are an accommodation only, and that Lenders

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shall have fulfilled its notice obligation hereunder if notice shall have been received by Pledgor at its address irrespective of whether such notice is received by Pledgor’s counsel.

Section 14. Construction. No provision of this Pledge Agreement shall be construed against or interpreted to the disadvantage of any party hereto by reason of such party or its counsel having, or being deemed to have, structured or drafted such provision.

Section 15. Headings, Amendments, Waiver. Section and paragraph headings are for convenience only and shall not be construed as part of this Pledge Agreement. Any modification and amendment shall be in writing and signed by the parties, and any waiver of, or consent to any departure from, any representation, warranty, covenant or other term or provision shall be in writing and signed by each affected party hereto or thereto, as applicable. A waiver of a breach of any term, covenant or condition of this Pledge Agreement shall not operate or be construed as a continuing waiver of such term, covenant or condition, or breach, or of any other term, covenant or condition, or breach by such party. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

Section 16. Entire Agreement. This Pledge Agreement represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

Section 17. Survival. All covenants, agreements, representations and warranties made by Pledgor herein shall survive the execution and delivery of this Pledge Agreement and shall continue so long as any Obligations are outstanding and unsatisfied, applicable statutes of limitations to the contrary notwithstanding.

Section 18. Severability. Every provision of this Pledge Agreement is intended to be severable. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. If a court of competent jurisdiction determines that any covenant or restriction, by the length of time or any other restriction, or portion thereof, set forth in this Pledge Agreement is unreasonable or unenforceable, the court shall reduce or modify such covenants or restrictions to those which it deems reasonable and enforceable under the circumstances and, as so reduced or modified, the parties hereto agree that such covenants and restrictions shall remain in full force and effect as so modified. In the event a court of competent jurisdiction determines that any provision of this Pledge Agreement is invalid or against public policy and cannot be so reduced or modified so as to be made enforceable, the remaining provisions of this Pledge Agreement shall not be affected thereby, and shall remain in full force and effect.

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Section 19. Successors and Assigns; Assignment. All covenants, promises and agreements by or on behalf of the parties contained in this Pledge Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that nothing in this Pledge Agreement, express or implied, shall confer on Pledgor the right to assign any of its rights or obligations hereunder at any time.

Section 20. APPLICABLE LAW. THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, THE LAWS OF WHICH PLEDGOR HEREBY EXPRESSLY ELECTS TO APPLY TO THIS PLEDGE AGREEMENT, WITHOUT GIVING EFFECT TO PROVISIONS FOR CHOICE OF LAW THEREUNDER. PLEDGOR AGREES THAT ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE OR ARISING OUT OF THIS PLEDGE AGREEMENT SHALL BE COMMENCED IN ACCORDANCE WITH THE PROVISIONS OF THIS PLEDGE AGREEMENT.

Section 21. WAIVER OF JURY TRIAL. PLEDGOR HEREBY WAIVES ANY AND ALL RIGHTS THAT IT MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING BETWEEN PLEDGOR AND LENDERS OR THEIR SUCCESSORS AND ASSIGNS, OUT OF OR IN ANY WAY CONNECTED WITH THIS PLEDGE AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE SECURITIES COLLATERAL. IT IS INTENDED THAT SAID WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, AND/OR COUNTERCLAIMS IN ANY ACTION OR PROCEEDINGS BETWEEN PLEDGOR AND LENDERS. PLEDGOR WAIVES ALL RIGHTS TO INTERPOSE ANY CLAIMS, DEDUCTIONS, SETOFFS OR COUNTERCLAIMS OF ANY KIND, NATURE OR DESCRIPTION IN ANY ACTION OR PROCEEDING INSTITUTED BY LENDERS WITH RESPECT TO THIS PLEDGE AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE SECURITIES COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO, EXCEPT COMPULSORY COUNTERCLAIMS.

Section 22. CONSENT TO JURISDICTION. PLEDGOR HEREBY (a) IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, SUFFOLK YORK COUNTY, WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF THIS PLEDGE AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE SECURITIES COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO, AND (b) WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT THERETO. IN ANY SUCH ACTION OR PROCEEDING, PLEDGOR WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT OR OTHER PROCESS AND PAPERS THEREIN AND AGREES THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO PLEDGOR AT ITS OFFICES SET FORTH HEREIN OR

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OTHER ADDRESS THEREOF OF WHICH LENDERS HAVE RECEIVED NOTICE AS PROVIDED IN THIS PLEDGE AGREEMENT. NOTWITHSTANDING THE FOREGOING, PLEDGOR CONSENTS TO THE COMMENCEMENT BY LENDERS OF ANY SUIT, ACTION OR PROCEEDING IN ANY OTHER JURISDICTION TO ENFORCE ITS RIGHTS IN AND TO THE SECURITIES COLLATERAL AND WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING.

Section 23. Counterparts. This Pledge Agreement may be executed in one or more counterparts, and by facsimile or electronic signature, each of which when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.

Section 24. Limitation on Recourse. Notwithstanding anything to the contrary contained herein or in the Secured Promissory Note, Holders shall look solely to the Securities Collateral for the satisfaction of any Obligations, and no recourse shall be had, whether by levy or execution or otherwise, for the payment of the Obligations against Pledgor or against Pledgor’s assets, other than Pledgor’s interest in the Securities Collateral, nor shall Pledgor be personally liable for such obligations or liable for any deficiency judgment based thereon, and Lenders shall not seek a judgment against Pledgor except only as may be necessary to enforce Lenders’ interest in the Securities Collateral.

Section 25. Seller Representative as Agent. Solely for the purpose of perfection of any security interests granted hereunder, the Seller Representative agrees to act as agent of all of the Lenders. Any collateral required to be delivered to the Lenders pursuant to this Agreement may be delivered by the Pledgor to the Seller Representative, and the Seller Representative shall hold such collateral on behalf of all Lenders for perfection purposes. All Lenders agree that such delivery to the Seller Representative shall satisfy any such delivery requirement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Pledge and Security Agreement to be duly executed as of the date first above written.

PLEDGOR:

PINEAPPLE ENERGY INC.

By:
Name:
Title:

LENDERS:

Scott Maskin

James Brennan

Scott Sousa

Brian Karp

SELLER REPRESENTATIVE

Scott Maskin

[Signature Page to Limited Pledge and Security Agreement]

SCHEDULE 1

TO

PLEDGE AND SECURITY AGREEMENT

PLEDGED SECURITIES

Entity	Number of Shares or Percentage of Interests	Certificate Number, if any

SUNation Solar Systems, Inc.	9 2	- -

SUNation Commercial, Inc.	200	-

Solar Merger Sub, LLC	100%	-

EXHIBIT A

TO

PLEDGE AND SECURITY AGREEMENT

SECURED PROMISSORY NOTE

Exhibit 2.2(j)	Execution Version

PLAN OF MERGER

This Plan of Merger (the “Plan”) is made by and between SUNation Service, Inc., a New York corporation (“Service”), and SUNation Electric, Inc., a New York corporation (“Electric”; and collectively with Service, the “Merging Entities”), and Solar Merger Sub, a New York limited liability company and wholly owned subsidiary of Pineapple Energy, Inc. (“Merger Sub”), each acting pursuant to resolution of its members, shareholders and/or board of directors, as applicable, and authority given by, and in accordance with, applicable laws and regulations.

WHEREAS, the parties have agreed that Service and Electric shall merge into the Surviving LLC (the “Merger”), with Merger Sub to be the survivor of the Merger (Merger Sub, as the surviving entity following the Merger, the “Surviving LLC”); and

WHEREAS, it is desired that the transactions described in paragraphs 5 and 6 of this Plan (collectively, the “Merger Transaction”) constitute a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code (the “Code”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Merging Entities and Surviving LLC hereby agree that, subject to the following terms and conditions hereafter set forth and in accordance with the New York Limited Liability Company Law (the “Act”), the Merging Entities shall be merged with and into Surviving LLC upon such date as is mutually agreeable between the parties hereto:

1.	The Merging Entities are each a corporation. The designation and number of outstanding shares of each class and series of Service is 200 shares of common stock and the designation and number of outstanding shares of each class and series of Electric is 100 shares of common stock.

2.	Organizational Documents. At the Effective Time (as hereinafter defined), The Certificate of Formation of the Surviving LLC, as the same shall be in full force and effect upon the effective date of the Merger provided for herein, shall be the Certificate of Formation of the Surviving LLC and shall continue in full force and effect until such time as it is altered, changed or amended in the manner prescribed by the provisions of the New York Limited Liability Company Law, provided that such Certificate of Formation shall be amended by the Certificate of Merger filed in connection with the Merger to change the name of the Surviving LLC to SUNation Service, LLC, effective as of the effective date.

3.

Name and Address. The name of the resulting New York limited liability company, the Surviving LLC, shall be SUNation Service, LLC. The business of the Surviving LLC shall be conducted at its office, located at 10900 Red

Circle Drive, Minnetonka, MN 55343, and such other locations as may be approved by the members of the Surviving LLC.

4.	Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Act, the Merging Entities shall be merged with and into the Surviving LLC at the Effective Time. Following the Effective Time, the separate existence of the Merging Entities shall cease, and the Surviving LLC shall continue as the surviving limited liability company. The effects and consequences of the Merger shall be as set forth in this Agreement and the Act.

5.	Effective Time. Subject to the provisions of this Agreement, on the date hereof, the parties shall duly prepare, execute and file a Certificate of Merger with the Secretary of State of New York in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) with respect to the Merger. The Merger shall become effective upon the filing of the Certificate of Merger (the “Effective Time”).

6.	Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Surviving LLC or the Merging Entities:

a.	all of the issued and outstanding shares of common stock of the Merging Entities shall be cancelled and converted into the right to receive, in the aggregate, 1,480,000 shares of common stock of Pineapple Energy, Inc., par value $0.05 per share (“Buyer Common Stock”), to be issued to the members of the Merging Entities pro rata in accordance with their ownership, as set forth on Exhibit B hereto;

b.	all of the issued and outstanding limited liability company interests of Merger Sub shall be converted into and become one hundred percent of the limited liability company interests of the Surviving LLC.

7.	Officers. The officers of the Surviving LLC immediately prior to the Effective Time shall be the officers of the Surviving LLC from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of organization and limited liability company operating agreement of the Surviving LLC or as otherwise provided by the Act.

8.	Approvals. This Plan has been ratified and confirmed by the unanimous written consent of: (i) the board of directors and shareholders of each of Service and Electric; and (ii) the member of the Surviving LLC.

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9.	Reorganization. It is intended that the Merger Transactions described herein constitute a reorganization within the meaning of 368(a) of the Code and, more specifically, a statutory merger within the meaning of Section 368(a)(1)(A) of the Code.

10.	Entire Agreement. This Agreement, together with Transaction Agreement and the Certificate of Merger, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties, and agreements, both written and oral, with respect to such subject matter.

11.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

13.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

14.	Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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16.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of New York.

17.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

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IN WITNESS WHEREOF, the signatures of the merging entities, this ____ day of November, 2022, each executed by its authorized manager or officer, as applicable.

SUNATION ELECTRIC, INC.

By:
Name:	Scott Maskin
Title:	President

SUNATION SERVICE, INC.

By:
Name:	Scott Maskin
Title:	President

SOLAR MERGER SUB LLC

By Pineapple Energy Inc., its sole member

By:
Name:
Title:

[Signature Page to Plan of Merger]

EXHIBIT A

CERTIFICATE OF MERGER